Exhibit 10.13

EXECUTION VERSION

$40,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

AMONG

BARRACUDA NETWORKS, INC.,

AS THE BORROWER,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

SILICON VALLEY BANK,

AS ADMINISTRATIVE AGENT, ISSUING LENDER, SWINGLINE LENDER,

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

DATED AS OF OCTOBER 3, 2012

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(continued)

-ii-

(continued)

-iii-

(continued)

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Schedules

Schedule 1.1A:	Commitments
Schedule 4.15:	Subsidiaries/Capital Stock
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 7.2(e):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7(h):	Existing Investments

Exhibits

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 through F-4:	Forms of U.S. Tax Compliance Certificates
Exhibit G-1:	Form of Revolving Loan Note
Exhibit G-2:	Form of Swingline Loan Note
Exhibit H:	Form of Notice of Borrowing
Exhibit I:	Form of Notice of Conversion/Continuation

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CREDIT AGREEMENT (this “Agreement”), dated as of October 3, 2012, among BARRACUDA NETWORKS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and SILICON VALLEY BANK (“SVB”), as administrative agent, issuing lender and swingline lender.

WITNESSETH:

WHEREAS,	the Borrower desires to obtain working capital financing and letter of credit facilities;

WHEREAS,	the Lenders have agreed to extend a revolving loan facility to the Borrower upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $40,000,000, including a letter of credit sub-facility in the aggregate availability amount of up to $10,000,000;

WHEREAS,	the Borrower has agreed to secure the Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its assets; and

WHEREAS,	each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its assets.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate plus 0.50%, and (c) the Eurodollar Rate for a one-month interest period plus 1.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Accrued DP Interest”: the interest accruing and payable on the portion of the DP Amounts that have not been paid.

“Adjusted Quick Ratio”: the ratio of (i) Qualified Cash plus net billed accounts receivable divided by (ii) Consolidated Current Liabilities plus, without duplication, the amount of all outstanding Revolving Extensions of Credit hereunder (including any Revolving Extensions of Credit requested by the Borrower at the time of testing such Adjusted Quick Ratio under Section 7.1(a) hereof), less the sum of DP Amounts and the current portion of deferred revenues, in each case in clauses (i) and (ii), of the Borrower and its Subsidiaries on a consolidated basis.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity.

“Affected Lender”: as defined in Section 2.18.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (b) without duplication of clause (a), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Eurodollar Loan, 1.50% per annum.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: at any time, an amount equal to (a) the aggregate Revolving Commitments of all Lenders in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”: are any products and/or credit services facilities provided to any Group Member by the Administrative Agent or a Person that, at the time it enters into agreements for Bank Services with any Group Member, is a Lender or any Affiliate of a Lender, including, without limitation, all letters of credit, guidance facilities, bank services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services) and foreign exchange services as any such products or services may be identified in the various agreements related thereto (each, a “Bank Services Agreement”).

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the States of California, Illinois or New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capped Amounts” has the meaning specified in the definition of “Consolidated EBITDA”.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lender (as applicable) and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect thereof, cash or Deposit Account balances pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and, (ii) as applicable, the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds offered by SVB or its Affiliates or other money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) instruments comparable in credit quality and tenor to those referred to in clauses (a) through (h) above and customarily used by corporations for cash management purposes in a jurisdiction outside of the United States, utilized by Foreign Subsidiaries to the extent reasonably required in connection with any business conducted by such Subsidiary in such jurisdiction.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: whether accomplished through a single transaction or a series of related or unrelated transactions and whether accomplished directly or indirectly, (i) with respect to the Permitted Investors, collectively, (x) 40% or more of the direct or indirect voting or economic interests in the Borrower are held by any person or group of affiliated Persons or Persons acting in concert other than the Permitted Investors, (y) any Person or group of Persons other than the Permitted Investors has the power, directly or indirectly, to elect or appoint a majority of the board of directors of the Borrower, or otherwise direct or cause the direction of management or policy of the Borrower, whether through ownership of voting securities, by contract, management agreement or otherwise, or (z) the Permitted Investors shall cease to have the power to elect or appoint a majority of the board of directors of the Borrower or otherwise directly or indirectly, whether through ownership of voting securities, by contract, management agreement or otherwise, to direct or cause the direction of management or policy of the Borrower; or (ii) any Person or group of affiliated Persons or Persons acting in concert other than the Permitted Investors, owns the same amount of or more direct or indirect voting or economic interests in the Borrower as the Permitted Investors.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is October 3, 2012.

“Closing Date Dividend”: the dividend to be paid by the Borrower to the Sponsor and other equity holders of the Borrower on or about the Closing Date in the amount of $130,000,000 pursuant to the Recapitalization Agreement.

“Closing Date Share Repurchase”: the repurchase by the Borrower pursuant to the Recapitalization Agreement of outstanding Capital Stock of the Borrower from certain equity holders of the Borrower on or about the Closing Date for an aggregate purchase price equal to $127,752,272.86, which repurchase shall be made from proceeds received by the Borrower from the Permitted Investors to purchase certain Series B Preferred Stock under the Recapitalization Agreement.

“Code”: the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent.

“Commitment Fee Rate”: 0.375% per annum.

“Commodity Account”: is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Commonly Controlled Entity”: a Person, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, the sum of (a) Consolidated EBITDA as of the end of such period, plus or minus (b) change in deferred revenue for such period, plus or minus (c) change in deferred cost of goods sold for such period, plus or minus (d) change in deferred sales commission for such period. “Consolidated Adjusted EBITDA” for the Fiscal Quarters ended November 30, 2011, February 29, 2012 and May 31, 2012 shall be deemed to be $13,839,406, $12,854,758 and $15,779,177, respectively.

“Consolidated Current Liabilities”: at any date, all obligations and liabilities of the Borrower to the Lenders, plus, without duplication, the aggregate amount of the Borrower’s total liabilities that mature within one (1) year of such date of determination.

“Consolidated EBITDA”: for any period,

(a)	Consolidated Net Income, plus

(b)	Consolidated Interest Expense, plus

(c)	provisions for taxes based on income, profits, or capital, including federal, foreign, state, local, franchise, excise, and similar taxes paid or accrued, plus

(d)	total depreciation expense, plus

(e)	total amortization expense, plus

(f)	other non-cash items reducing Consolidated Net Income including, without limitation, goodwill impairment charges and accrued vacation expense, stock compensation or other stock related charges (excluding amortization of a prepaid cash item that was paid in a prior period), plus

(g)	extraordinary, non-recurring or restructuring expenses or charges including severance, plus

(h)	transition, integration, restructuring and similar fees, charges and expenses in connection with or arising out of, the Transactions incurred or to be incurred prior to the end of the Borrower’s second full fiscal quarter after the Closing Date, plus

(i)	management fees paid pursuant to the Management Agreement in an amount not to exceed $2,000,000 in any four consecutive fiscal quarter period, plus

(j)	transaction or similar fees (provided however, transaction fees may only be added back to Consolidated EBITDA to the extent documented and disclosing the sources used to pay such transaction fees) and expenses permitted to be paid or accrued under the Loan Documents in connection with acquisitions, investments, debt offerings and equity offerings permitted hereunder and under the other Loan Documents, plus

(k)	fees and expenses (including, without limitation, audit fees), as well as special bonuses payable to the Borrower’s management personnel, in each case related to, or incurred in connection with, the Transactions that are paid by the Borrower and its Subsidiaries (i) prior to or on the Closing Date, as described in more detail on the summary of sources and uses provided to the Administrative Agent on or about the Closing Date, and (ii) no later than 120 days after the Closing Date, and reasonably documented (consistent with the Sponsor’s or the Borrower’s internal policies), plus

(l)	any expense deducted in calculating Consolidated Net Income for such period and reimbursed during such period or an earlier period (and not added back to Consolidated EBITDA in any earlier period) by third parties (other than the Borrower and its Subsidiaries), plus

(m)	expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into by the Borrower or any Subsidiary in connection with the Transaction or any proposed or actual Permitted Acquisition that are actually reimbursed during such period, plus

(n)	any foreign currency translation losses (or minus any foreign currency translation gains (including gains or losses related to currency re-measurement of Indebtedness)), plus

(o)	one-time fees, costs and expenses associated with the search, hiring and replacement (including severance expenses) of senior executives of the Borrower and its Subsidiaries, plus

(p)	fees and expenses associated with the Phion Acquisition, plus

(q)	the reasonable and customary fees and expenses of the Borrower and its Subsidiaries incurred in connection with any amendment or modification to this Agreement and the other Loan Documents or any refinancing of the Revolving Facility, plus

(r)	costs and expenses (including, without limitation, any fines or other penalties) in connection with OFAC-related investigations, proceedings and remedial measures in an aggregate amount not to exceed $10,000,000, plus

(s)	proceeds actually received in cash from business interruption insurance to the extent not already included in Consolidated Net Income, minus

(t)	the sum, without duplication of the amounts for such period of: (i) capitalized software development costs, plus (ii) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (iii) interest income, in each case with respect to clauses (b) through (s) above to the extent that such items were deducted in arriving at Consolidated Net Income for such period, all of the foregoing as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP; provided, that amounts added back pursuant to clauses (g), (h), (j) (but excluding amounts paid or incurred with respect to Permitted Acquisitions), (o) (but excluding all amounts paid or incurred with respect to the replacement of the Borrower’s chief executive officer incurred in connection with the Transaction), (p), and (q) (but excluding amendment fees and all amounts incurred in connection with any refinancing (in whole or in part) of the Revolving Facility in which then then-current Lenders participate) (the “Capped Amounts”) shall not exceed in the aggregate for any period an amount equal to 10.0% of Consolidated Adjusted EBITDA for such period as calculated utilizing a calculation of “Consolidated EBITDA” determined before giving effect to any adjustments pursuant to any of such clauses; provided further that the Capped Amounts must be factually supportable and certified in writing in reasonably detail by the chief financial officer of the Borrower.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including the commitment fee set forth in Section 2.5(a), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (iii) any after-tax gains or losses attributable to asset sales (outside the ordinary course of business) or returned surplus assets of any pension plan, (iv) any gain or loss resulting from changes in the Borrower’s balance sheet in respect of any “earnout” or other performance-based or contingent deferred acquisition compensation, and (v) (to the extent not included in clauses (i) through (iii) above) any extraordinary gains or non-cash extraordinary losses or charges, and also excluding the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss). There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by

GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: (a) with respect to any Deposit Account, Securities Account or Commodities Account maintained in the United States, any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, the applicable Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account and (b) with respect to any Deposit Account, Securities Account, or Commodity Account maintained in any jurisdiction outside of the United States, one or more agreements customary in such foreign jurisdiction which pledges and, to the extent appropriate for such foreign jurisdiction, perfects, a first priority Lien (subject to Liens permitted under Section 7.3 to the extent not waived by the account bank, depository institution, securities intermediary, or commodity intermediary upon request of the relevant Loan Party and/or the Administrative Agent in accordance with the relevant Security Document customary in such foreign jurisdiction) in such account and the contents of such account in favor of the Administrative Agent, duly executed and delivered by such Loan Party to the account bank, depository institution, securities intermediary, or commodity intermediary, as the case may be, with which such account is maintained, in each case, and, to the extent customary in such jurisdiction, duly executed and delivered by the relevant account bank, depository institution, securities intermediary or commodity intermediary in accordance with Section 5.8 of the Guarantee and Collateral Agreement.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Extension”: is any Revolving Loan, Swingline Loan, Letter of Credit, amount utilized for Bank Services, or any other extension of credit by any Lender for the Borrower’s benefit.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after reasonable written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Default Rate”: as defined in Section 2.10(c).

“Deposit Account”: as defined in the UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of a Group Member), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Capital Stock of a Group Member. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control (as such term is defined by the terms of such Capital Stock (or by the terms of any security into which such Capital Stock is convertible or for which it is exchangeable)) shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the date that is 180 days after repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments (or any refinancing thereof).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Foreign Holding Company”: any Domestic Subsidiary for which substantially all of its assets consist of Capital Stock of Foreign Subsidiaries.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“DP Amounts”: any and all deferred payments, holdbacks or similar deferred consideration in connection with a Permitted Acquisition, to the extent the total amount of such deferred payments, holdbacks and other similar deferred consideration for a particular Permitted Acquisition, together with any Earn-Out Obligations in connection with such Permitted Acquisition, does not exceed 40% of the aggregate consideration paid or to be paid in connection with such Permitted Acquisition, calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into. For the avoidance of doubt, Permitted Seller Debt that does not require any cash interest or principal payments while any Obligations remain outstanding shall not be included in the calculation of the DP Amounts.

“Earn-Out Obligations”: all obligations of any Loan Party consisting of earn-outs related to the enhanced performance of an entity acquired in connection with a Permitted Acquisition, calculated in accordance with GAAP as the estimated amount thereof on the closing date for any Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into.

“Eligible Assignee”: (i) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; (ii) any Lender or Affiliate of a Lender; or (iii) any Approved Fund; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (due to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). In the event that the rate per annum referenced in the preceding sentence is not available, such rate shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the rate determined for such Interest Period in accordance with the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Foreign Subsidiary”: (a) any Domestic Foreign Holding Company, and (b) any other Foreign Subsidiary, in each case of clauses (a) and (b), in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, the term “Recipient” includes a Transferee.

“Facility”: each of (a) the L/C Facility (which is a subfacility of the Revolving Facility), (b) the Revolving Facility, and (c) the Swingline Facility.

“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825-10 on financial liabilities (or any financial accounting standard having a similar effect) shall be disregarded, and (ii) no operating lease shall constitute a Capitalized Lease Obligation or Indebtedness by virtue of a change in GAAP occurring after the Closing Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: each of the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other financial obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties, indemnity obligations, or other similar contingent obligations, in each case incurred in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: each Subsidiary Guarantor.

“Indebtedness”: of any Person at any date, without duplication,

(a)	all indebtedness of such Person for borrowed money,

(b)	all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) DP Amounts, Earn-Out Obligations, purchase price adjustments and indemnity obligations, in each case with respect to clause (ii) until such time as the amount of the asserted payment is reasonably determined and not contested in good faith),

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)	all Capital Lease Obligations and all Synthetic Lease Obligations of such Person,

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,

(g)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above,

(h)	all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(i)	all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

The amount of any Indebtedness that is only recourse to specific assets of a Person (and not to the Person generally) shall be deemed to be equal to the lesser of (x) the principal amount of such

Indebtedness and (y) the fair market value of the assets of such Person to which such Indebtedness has recourse. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, “Indebtedness” shall not include (A) any Preferred Stock of any Group Member so long as such Preferred Stock does not provide for the payment of any mandatory dividend or for redemption at the option of the holder (whether or not conditioned on the occurrence of an event) and such Preferred Stock cannot be mandatorily redeemed during the term of this Agreement, or (B) for purposes of Section 7.1, Earn-Out Obligations that cannot yet be determined and Permitted Seller Debt for which, by its own terms, no payments are permitted to be paid on account thereof.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under Federal or state law or other foreign law, including any Debtor Relief Law.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including business names, copyrights, copyright (including rights in computer software), licenses, patents, patent licenses, databases rights, domain names, trademarks, trademark licenses, rights in confidential information, rights in designs, service marks, technology, know-how and processes.

“Intellectual Property Security Agreement”: each intellectual property security agreement and supplement thereto executed and delivered by a Loan Party, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement”: an intercompany subordination agreement in form and substance reasonably satisfactory to the Administrative Agent executed and delivered by the Borrower, each other Group Member, and the Administrative Agent, and each supplement thereto.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last

Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)	the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(c)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)	the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations, (ii) the terms of which are approved by the Administrative Agent in its Permitted Discretion and (iii) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions reasonably acceptable to the Borrower, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed the Available Revolving Commitment at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Fee Rate”: the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans.

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.19.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a).

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any date of determination, the sum of (a) the Borrower’s and its Wholly Owned Subsidiaries’ unrestricted cash and Cash Equivalents plus (b) the Available Revolving Commitment.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, each L/C-Related Document, the Bank Services Agreements, the Intercompany Subordination Agreement (if applicable), the Solvency Certificate, the Notes, if any, the Collateral Information Certificates and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any other agreement entered into, now or in the future, by any Loan Party in connection with the foregoing, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Management Agreement”: any management agreement entered into between the Borrower and the Sponsors, in form and substance acceptable to the Administrative Agent, without giving effect to any amendment, supplement, or other modification thereto that is adverse to the Administrative Agent or any Lenders (it being understood that any amendment, modification, or change that (x) increases, or has the effect of increasing, any fee, expense, or other payment contained in the Management Agreement, as in effect on the Closing Date, or (y) that adds, or has the effect of adding, any fee, expense, or payment that is not contained in the Management Agreement as in effect on the Closing Date, in the case of each of (x) or (y), shall be deemed to be adverse to the Administrative Agent and the Lenders).

“Management Fees”: as defined in Section 7.9(a).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, toxic molds or fungus, and radioactivity at levels known to be hazardous to human health and safety.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the fee-owned real properties as to which, pursuant to Section 6.11(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party”: each Group Member that is not a Loan Party.

“Note”: a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit H.

“Notice of Conversion/Continuation”: means a notice substantially in the form of Exhibit I.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and any other Loan Party to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Bank Services Agreements, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise and (b) any obligations of any Loan Party to any Lender or an Affiliate of a Lender arising in connection with Bank Services provided by such Lender or such Affiliate to such Loan Party.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (but excluding Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overadvance”: as defined in Section 2.1(c).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan”: any Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, but that is not a Multiemployer Plan.

“Permitted Acquisition”: any transaction or series of related transactions by the Borrower or any Wholly Owned Subsidiary for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; or (b) the acquisition of 100% (including by merger or consolidation on terms permitted by the Loan Documents) of the Capital Stock (other than director qualifying shares) of any Person that becomes a Subsidiary of the Borrower after giving effect such transaction; provided, however, that each of the following conditions shall be met or the Required Lenders have otherwise consented in writing thereto: (i) immediately prior and after giving effect thereto, (A) no Event of Default then exists or would immediately result therefrom, and (B) the Borrower shall have, after giving effect thereto, Liquidity of not less than $20,000,000; (ii) after giving effect to such transaction on a pro forma basis, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.1 hereof as of the most recent test period (assuming for such purposes, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant test period for each of the financial covenants ending on or prior to the date of such transaction, had occurred on the first day of such relevant test period); (iii) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in and the property acquired in connection with any such transaction shall be made subject to the Lien of the Administrative Agent and shall be free and clear of any Liens, other than Liens permitted under Section 7.3 hereof and any Person so acquired shall become a Guarantor in accordance with Section 6.11 hereof (provided, that notwithstanding the foregoing, the Borrower and its Wholly Owned Subsidiaries may make acquisitions of target entities which become Wholly Owned Subsidiaries but do not become Guarantors, and of assets that do not become assets of the Borrower or a Guarantor, so long as the aggregate amount of all acquisition consideration paid for all such acquisitions during the term hereof shall not exceed $30,000,000); (iv) the acquisition shall not be an Unfriendly Acquisition; and (v) with respect to any transaction involving acquisition consideration of more than $5,000,000, the Borrower shall have provided the Administrative Agent with copies of the applicable acquisition agreement.

“Permitted Discretion”: a determination made by the Administrative Agent in good faith and in the exercise of reasonable business judgment.

“Permitted Intercompany Advances”: loans, guarantees or advances made by (a) a Loan Party to another Loan Party, (b) a Non-Loan Party to another Non-Loan Party, (c) a Non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a Non-Loan Party so long as in the case of this clause (d), (i) any such loans, guarantees, or advances are unsecured (other than security provided by a non-Loan Party to a Loan Party), (ii) the outstanding amount of all such loans, guarantees and advances, together with any investments under Section 7.7(q) do not exceed $5,000,000 in the aggregate at any time and (iii) no Event of Default has occurred and is continuing immediately prior to the making of any such Permitted Intercompany Advance or would result from the making of any such Permitted Intercompany Advance.

“Permitted Investors”: the collective reference to (a) the Sponsors and their respective Control Investment Affiliates, (b) any other Person who from time to time becomes a stockholder in connection with a Permitted Acquisition, and (c) any other Person consented to by the Administrative Agent in its sole discretion; provided that, for the purposes of the definition of “Change of Control”, Permitted Investors shall mean the Sponsors and their Control Investment Affiliates.

“Permitted Seller Debt”: unsecured Indebtedness (other than Earn-Out Obligations) owing to sellers of assets or Capital Stock by a Group Member that is incurred by a Group Member in connection with the consummation of one or more Permitted Acquisitions so long as (i) with respect to any such Indebtedness that requires cash interest or principal payments while any Obligations remain outstanding, the aggregate principal amount for all such unsecured Indebtedness does not exceed $7,500,000 at any one time outstanding and such Indebtedness is otherwise on terms and conditions reasonably acceptable to the Administrative Agent, and (ii) any such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Phion Acquisition”: The acquisition by the Borrower of approximately 616,801 share of Barracuda Network AG, an entity formed under the laws of Austria, and formerly known as phion AG (“Phion”), in September 2009 through a public tender offer, and all subsequent acquisitions of shares of Phion, including through squeeze out proceedings to acquire minority equity interests in Phion.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and which is maintained or contributed to by a Loan Party or a Subsidiary thereof (or, as to which a Loan Party or Subsidiary thereof could reasonably be expected to have liability on account of a Commonly Controlled Entity or under Section 4069 of ERISA if such plan were terminated at such time).

“Preferred Stock”: the preferred Capital Stock of the Borrower or any Guarantor.

“Prime Rate”: the rate of interest per annum published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors) (or if SVB is no longer the Administrative Agent, such rate of interest per annum announced from time to time by the applicable successor Administrative Agent as its prime rate).

“Projections”: as defined in Section 6.2(b).

“Properties”: as defined in Section 4.17(a).

“Qualified Cash”: cash and Cash Equivalents of the Loan Parties held in domestic bank accounts, in which the Administrative Agent has a perfected security interest therein.

“Qualified Capital Stock”: of any Person shall mean any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recapitalization Agreement”: the Recapitalization Agreement dated as of August 23, 2012, by and among the Borrower, the investors named therein and the selling stockholders named therein.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Refunded Swingline Loans”: as defined in Section 2.4.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.18.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders”: at any time, (a) if only one Lender holds the Revolving Commitments, such Lender; and (b) if more than one Lender that is not a Defaulting Lender holds the Revolving Commitments, then at least two Lenders that are not Defaulting Lenders who hold in the aggregate more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one “Lender” for the purposes of this clause (b).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the director, chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller (or equivalent officer or position) of each Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller (or equivalent officer or position) of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The L/C Commitments are a sublimit of the Revolving Commitments.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, and (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Note”: a promissory note in the form of Exhibit G-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”: as defined in Section 10.6(b).

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”: October 3, 2014.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Lender or any Affiliate of a Lender in its capacity as a provider of Bank Services, and any Qualified Counterparties.

“Securities Account”: is any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements, any Control Agreement, all other pledge agreements, security agreements or other documents hereafter delivered to the Administrative Agent in accordance with applicable law granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document, including all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.11.

“Sponsors”: Francisco Partners III, L.P. and Sequoia Capital Growth Fund III.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary, (ii) Third Iris, Inc., a Delaware corporation and (iii) Barracuda Networks, Inc., a Georgia corporation.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance, or surety bonds, or letters of credit supporting such bid, performance, or surety obligations, issued on behalf the Group Members as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by the Group Members.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be deemed to be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such

Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $1,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit G-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.6. The initial amount of the Total L/C Commitments on the Closing Date is $10,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $40,000,000. The Total L/C Commitments are a sublimit of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transactions”: collectively, the negotiation and execution of the Recapitalization Agreement, this Agreement and the other Loan Documents and all transactions contemplated by or otherwise entered into pursuant to or in connection with the Recapitalization Agreement, this Agreement or the other Loan Documents.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.15(f)(B)(3).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions.

(a)	Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)

As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Except as expressly provided to the contrary herein, if any payment, information, certificate, financial statement or other materials shall be required to be delivered on a day that is not a Business Day, then the due date thereof shall be deemed to be the first Business Day after such day. Certifications made by any officer of any Group Member shall be in such officer’s capacity as such and not in any individual capacity.

(c)	The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)	For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrower or any of its Subsidiaries shall have consummated a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, and, in each case, which are (x) recommended by any due diligence financial review conducted by financial advisors retained by the Borrower and which pro forma adjustments are reasonably acceptable to the Administrative Agent, (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (z) otherwise to be mutually and reasonably agreed upon by the Borrower and the Administrative Agent) or in such other manner acceptable to the Administrative Agent; in each case, as if any such Permitted Acquisition occurred on the first day of such Reference Period.

(f)	Any Responsible Officer executing any Loan Document or any other certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Loan Party and not in an individual capacity.

SECTION 2

AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 Revolving Commitments.

(a)	Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each a “Revolving Loan” and collectively the “Revolving Loans”) to the

Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate outstanding amount of the Swingline Loans and the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of Borrower and owing to the Lenders, does not exceed the amount of the Lenders’ Revolving Commitments; provided that no Revolving Loans shall be made on the Closing Date. In addition, the aggregate outstanding Revolving Extensions of Credit shall not at any time exceed the Total Revolving Commitments at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

(b)	The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(c)	If at any time or for any reason the aggregate amount of all Revolving Extensions of Credit of all of the Lenders exceeds the amount of the Total Revolving Commitments then in effect (any such excess, an “Overadvance”), the Borrower shall, without notice or demand, within one (1) Business Day, pay the full amount of such Overadvance to the Administrative Agent for application against the Revolving Extensions of Credit in accordance with the terms hereof. Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to the Borrower’s obligation to pay any amounts owing pursuant to Section 2.16.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within 3 Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the applicable Loans to be borrowed. Each borrowing under the Revolving Commitments shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. No Revolving Loan will be made on the Closing Date. In lieu of delivering a written notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.2; provided that such notice shall be promptly confirmed in writing by delivery of a written notice to the Administrative Agent on or before the applicable funding date (but in any case prior to funding).

2.3 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if (x) the Swingline Lender has been advised in writing by the Administrative Agent or a Lender at least one Business Day prior to the making of any Swingline Loan that the funding conditions set forth in Section 5.2 cannot be satisfied at such time or (y) after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date. No Swingline Loan will be made on the Closing Date.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)

Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 noon, Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.4(b), such Swingline Loan shall be repaid by the Borrower no later than five (5) Business Days after the advance of such Swingline Loan.

(b)	The Swingline Lender, at least once per week and at any other time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 noon, Pacific time, and promptly confirmed in writing, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender for Swingline Loans made by the Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Pacific time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)	If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.4(a) or a Revolving Loan has been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)

Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)	Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc.

(a)	As additional compensation for the Revolving Commitment, the Borrower shall pay the Administrative Agent for the benefit of Lenders, in arrears, on the first day of each calendar quarter from and after the Closing Date through the Revolving Termination Date and on the Revolving Termination Date, a fee for Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Revolving Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding (including the sum of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans) during the period for which such fee is due.

(b)	All fees payable under this Section 2.5 shall be fully earned on the date paid and nonrefundable.

2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or such lesser amounts outstanding), and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or such lesser amounts outstanding), and shall reduce permanently the L/C Commitments then in effect.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or such lesser amounts outstanding). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or such lesser amounts outstanding).

2.8 Conversion and Continuation Options.

(a)

The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of

Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and while it is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)	Subject to Sections 2.12 and 2.14, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than five (5) Eurodollar Tranches shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates.

(a)	Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)	Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(c)	After the occurrence and during the continuance of an Event of Default, and at the request or with the consent of Required Lenders (except that no such request or consent shall be required in the case of an Event of Default under Section 8.1(a) or (f)), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 200 basis points (2.00%) (the “Default Rate”).

(d)	Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.10(c) shall be payable from time to time on demand.

2.11	Computation of Interest and Fees.

(a)	Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)	Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.12	Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)	the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)	the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13 Pro Rata Treatment and Payments.

(a)	Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)	Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c)	All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M. (or, if SVB is the sole Lender, 12:00 P.M.) Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds; provided that receiving any such payment on the due date after such time shall not result in any Default or Event of Default. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M., Pacific time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)

Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(e)	Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.

(f)	If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)	The obligations of the Lenders hereunder to (i) make Revolving Loans, (ii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, and (iii) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(h)	Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i)	If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or its participation in the L/C Exposure, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, upon becoming aware of such excess recovery, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.13(j) shall be required to implement the terms of this Section 2.13(j). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.13(j) and shall in each case notify the Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.13(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(k)	Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting interest and fees and Swingline Loans from time to time due and payable to itself, any Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments.

(l)	If an Event of Default shall have occurred and be continuing, (i) at any time at the Administrative Agent’s or Required Lenders’ election, or (ii) upon the acceleration of the Obligations or other exercise of remedies in accordance with Section 8.2 hereof or the maturity of the Loans, the Administrative Agent shall apply any payments received in respect of the Obligations and all or any part of any Proceeds of Collateral, in payment of the Obligations in accordance with Section 8.3 hereof.

2.14 Illegality; Requirements of Law.

(a)	Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)	Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)	shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)	If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d)	For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)	A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative

Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.14, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.14 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.15 Taxes.

(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.15. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)	Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)	Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes); provided that if any of the Loan Parties reasonably believes that such Taxes were not correctly or legally asserted, each Recipient will use reasonable efforts to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of such Recipient result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)	Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)	Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of duly completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of duly completed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of duly completed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of duly completed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of duly completed IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of duly completed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(iv) Each Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2013, as to extensions of credit made after December 31, 2012, to any Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under FATCA. Each Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the Borrower in establishing that it is in compliance with such requirements and agrees to provide all certifications required by the IRS or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under such provisions on or before June 30, 2013. Nothing in this Agreement shall be interpreted to require any Lender to violate any law or regulation applicable to such Lender in any jurisdiction in which such Lender is formed, managed and controlled or doing business.

(g)	Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)	Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.16 Indemnity. The Borrower hereby agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) for any reason the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or Section 2.15(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or Section 2.15(a). The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.18 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)	a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.15 or of increased costs pursuant to Section 2.14(c) or Section 2.14(d) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17 or is a Non-Consenting Lender);

(b)	a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)	notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense and effort, within 15 days after the occurrence of such event or receipt by the Borrower of such notice and demand, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume (at the election of such other Lenders in their sole discretion, with no obligation to do the same) all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.16 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.18, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.18 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.16 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.18, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.18, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.19	Defaulting Lenders.

(a)	Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a .court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.19(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.5(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).

(C) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.4(c), the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative

Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)	Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages and L/C Percentages, as applicable (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)	New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)

Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts);

provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a)	Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of any Loan Party on any Business Day during the Letter of Credit Availability Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if (1) after giving effect to such issuance, the L/C Exposure would exceed the Total L/C Commitments at such time, (2) after giving effect to such issuance, the sum of the L/C Exposure and the outstanding Revolving Loans would exceed the Available Revolving Commitment at such time, or (3) the Issuing Lender has been notified in writing at least one Business Day prior to the issuance thereof by Administrative Agent or a Lender that the funding conditions set forth in Section 5.2 cannot be satisfied at such time. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Letter of Credit Maturity Date; provided that Letters of Credit may have termination dates that occur later than five Business Days prior to the Letter of Credit Maturity Date to the extent the Borrower shall have Cash Collateralized such Letters of Credit; provided further that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)	The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000; or

(vii) any Lender is at that time a Defaulting Lender, unless reallocated in accordance with Section 2.19(a)(iv) if the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender (in its reasonable discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of any Loan Party by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby by the date requested in the Application (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of

Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a)	The Borrower agrees to pay (i) to the Administrative Agent for the benefit of the L/C Lenders with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower compensation at the L/C Fee Rate per annum on the drawable amount of such Letter of Credit, payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (ii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”). All Issuing Lender Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)	In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)	The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)	Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.

3.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C

Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement.

(a)	If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the Business Day immediately following notice to the Borrower of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)

If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of the Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall reimburse such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall reimburse such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.10(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective amount of all L/C Exposure. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (unless (x) the Defaulting Lender has been replaced in accordance with the terms hereof, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all Fronting Exposure will be covered by all Lenders that are not Disqualified Lenders or (z) after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.19 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.11 Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

3.13 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants, with respect to itself and each of its Subsidiaries, to the Administrative Agent and each Lender, on each date required under Section 5.2 that:

4.1 Financial Condition.

The audited consolidated balance sheets of the Borrower and its Subsidiaries as of February 29, 2012, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and consolidated cash flows for the fiscal year then ended. The unaudited statements of income of the Borrower and its Subsidiaries for the fiscal quarter ended May 31, 2012 present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations for the three-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Borrower’s accounting firm and disclosed therein).

4.2 No Change. Since February 29, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company, limited partnership or other entity power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law where non-compliance could reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of any

Group Member which would reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and other Liens otherwise permitted pursuant to Section 7.3). No Requirement of Law or Contractual Obligation applicable to the Loan Parties or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the validity or enforceability any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either immediately result from the making of a Credit Extension.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7.

4.9 Intellectual Property. To the knowledge of the Loan Parties, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted in writing and is pending by any Person against any Group Member challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property (other than routine office actions in the course of prosecution of applications to register Intellectual Property), nor does the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened in writing to such effect which could reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other tax returns (other than tax returns which in the aggregate involve tax liabilities of less than $100,000) that are required to be filed and has paid all taxes (other than taxes which in the aggregate involve tax liabilities of less than $100,000) shown to be due and payable on said returns or on any assessments (other than assessments which in the aggregate involve tax liabilities of less than $100,000) made against it or any of its property and all other taxes, fees or other charges in excess of $100,000 imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than any such Lien permitted by Section 7.3(a)), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge that is not being contested in good faith and by appropriate proceedings.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. (a) There are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened, in either case, that could reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters, except for any such violations as could not reasonably be expected to have a Material Adverse Effect; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.13 ERISA. Except as does not, and could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (b) each Plan (other than any Multiemployer Plan) has been operated in compliance in all respects with the applicable provisions of ERISA and the Code; (c) the Borrower and Commonly Controlled Entity has made all required contributions to each Pension Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Pension Plan; (d) no termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (e) the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (f) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any such material withdrawal liability under ERISA with respect to a Multiemployer Plan nor is any such withdrawal reasonably anticipated; and (g) to the knowledge of the Loan Parties, (i) each Multiemployer Plan has been operated in all respects with the applicable provisions of ERISA and the Code and (ii) no Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) except as set forth on Schedule 4.15, as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents. Schedule 4.15 also sets forth the beneficial owners of all Capital Stock of the Borrower and its Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

4.16 Use of Proceeds. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used for working capital and for other general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures and Permitted Acquisitions.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)	the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability of any Group Member under, any Environmental Law;

(b)	no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or arising under Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)	Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability of any Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability of any Group Member under, any applicable Environmental Law;

(d)	no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Loan Parties, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)	there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability of any Group Member under Environmental Laws;

(f)	the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business in each case, that could reasonably be expected to give rise to liability of any Group Member under Environmental Laws; and

(g)	no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a)	The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under U.S. law in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement and with respect to which a security interest can be perfected by the filing of a financing statement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a) and the other actions, if any, set forth on Schedule 3 to the Guarantee and Collateral Agreement have been taken, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person to the extent such Lien can be perfected by such actions and such filings under U.S. law (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, none of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership have any Capital Stock that is a not a Certificated Security.

(b)	Any Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Liens permitted by Section 7.3(a), (e), (g), (h) or (r)).

4.20 Solvency; Fraudulent Transfer. The Loan Parties are, when taken as a whole, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any subordinated Indebtedness of the Loan Parties.

4.23 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.24 Patriot Act. Each Loan Party is in compliance, in all material respects with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act or the Bribery Act 2012, and (c) the export control laws of the United States, as applicable, noting, however, the Voluntary Disclosure made to the U.S. Department of State, Directorate of Defense Trade Controls on April 12, 2012, which may indicate violations of the International Traffic in Arms Regulations; provided that such violations described in this clause (c) could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. All of the documentation related to the loans will be kept in a manner that complies with the recordkeeping requirements of the FCPA and the anti-money-laundering laws.

4.25 Indebtedness. Set forth on Schedule 7.2(e) is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.26 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list-based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)	Loan Documents. The Administrative Agent (or, in the case of the Notes described below, the applicable Lender) shall have received each of the following:

(i)	this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A;

(ii)	the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, if any;

(iii)	the Collateral Information Certificate, executed by a Responsible Officer of each Loan Party;

(iv)	if required by any Lender, a Revolving Loan Note executed by the Borrower in favor of such Lender;

(v)	if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Lender; and

(vi)	each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto.

(b)	Consistency. The final terms and conditions of each aspect of the transactions contemplated hereby, including, without limitation, all tax aspects thereof, shall be (i) consistent with the description thereof provided to Administrative Agent in writing or (ii) otherwise reasonably satisfactory to Administrative Agent and the Lenders.

(c)	Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person necessary, or in the opinion of the Administrative Agent, appropriate, in connection with the execution and performance of the Loan Documents, the continuing operations of the Group Members, and the operations of the Group Members as expected to result from the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d)	Lien Searches. The Administrative Agent shall have received the results of a recent lien search (to the extent such lien search is available in the relevant jurisdiction) in each of the jurisdictions of organization of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e)	Intellectual Property Searches. The Administrative Agent shall have received the results of a recent intellectual property search (including searches with the United States Patent and Trademark Office and Copyright Office) with respect to each of the Loan Parties, with the results of such searches to be satisfactory to the Administrative Agent.

(f)	Fees. The Lenders and the Administrative Agent shall, contemporaneously with the funding of the Loans on the Closing Date, have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel required to be paid hereunder or under any other Loan Document), on or before the Closing Date.

(g)	Secretary’s Certificate; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such certification is available in the relevant jurisdiction), the bylaws or other similar organizational document of each Loan Party and the relevant board resolutions or written consents of each Loan Party, and (ii) a good standing certificate, or comparable certificate (to the extent available) for any jurisdiction outside of the US, as applicable, for each Loan Party from its jurisdiction of organization.

(h)	Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties in a form reasonably satisfactory to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i)	Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received original copies of (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that, with respect to any Foreign Subsidiary of the Borrower which has not issued certificates as of the Closing Date, the Borrower shall deliver the certificates representing 65% of the shares of Capital Stock of such Foreign Subsidiaries pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, within 30 days after the Closing Date (or such longer period as Administrative Agent may agree).

(i)

Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements, Intellectual Property Security Agreements and Control Agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided, however, that, to the extent any security interest in the Collateral is not granted or perfected on the Closing Date after the Loan

Parties’ commercially reasonable efforts to do so (other than (x) grants with respect to the properties of the Borrower and the Guarantors forming part of the Collateral subject to the Uniform Commercial Code and the delivery of Uniform Commercial Code financing statements and (y) the delivery of stock certificates in existence on the Closing Date for stock that is part of the Collateral and intercompany notes that are part of the Collateral), the grant or perfection of such security interest shall not constitute a condition precedent to the availability of the Credit Extensions on the Closing Date, but shall be granted or perfected, as the case may be, within 30 days after the Closing Date (or such longer period as Administrative Agent may agree), but the requirement to perfect such security interest shall not be waived.

(j)	Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit D, certifying that the Loan Parties, when taken as a whole and after giving effect to the Transactions and the other transactions contemplated hereby, on a consolidated basis, are Solvent.

(k)	Minimum Liquidity. After giving effect to (i) the payment of the Closing Date Dividend and (ii) the payment of fees and expenses in connection with the Loan Documents, Liquidity shall be no less than $47,500,000.00 (of which at least $5,000,000 shall be unrestricted cash or Cash Equivalents on deposit at SVB or its affiliates or at another financial institution located in the United States in respect of which a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent is in effect).

(l)	Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(m)	Insurance. The Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its Subsidiaries, and the Administrative Agent shall have received evidence of insurance satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement, in a form reasonably satisfactory to the Administrative Agent, including, without limitation, a certificate of liability insurance on form ACORD 25, evidence of commercial property insurance on form ACORD 28, and copies of relevant endorsements specifically required pursuant to Section 5.2(b) of the Guarantee and Collateral Agreement.

(n)	No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that calls into question the validity or enforceability of this Agreement and the extensions of credit to be made hereunder.

(o)	Management Agreement. The Administrative Agent shall have received a copy of the Management Agreement.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)	Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties (A) expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (B) are qualified by materiality or “Material Adverse Effect” in the text thereof, in which case they shall be true and correct in all respects.

(b)	No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c)	Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.1 shall be complied with.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit and each Revolving Loan Conversion that the conditions contained in this Section 5.2 have been satisfied or have been waived in writing by the Administrative Agent.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations), including, without limitation, obligations under any Specified Swap Agreement and any Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized in accordance with Section 3 hereof or have expired and all amounts drawn thereunder have been reimbursed in full or Cash Collateralized in accordance with Section 3 hereof, the Borrower shall, as to itself and each Subsidiary, and shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, for distribution to each Lender:

(a)	Annual Financial Statements. Commencing with the fiscal year ending February 29, 2012, within 120 days after the end of each fiscal year of the Borrower (but on or before October 31, 2012 with respect to the fiscal year of the Borrower ending on February 29, 2012), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an unqualified report (other than a “going concern” or like qualification or exception solely as a result of the final maturity date of any Loan being scheduled to occur within twelve (12) months from the date of such opinion) by an independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;

(b)	Quarterly Financial Statements. Commencing with the fiscal quarter ending August 31, 2012, not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and not later than 60 days after the end of the fourth fiscal quarter of each fiscal year of the Borrower (but not later than 60 days after the end of the fiscal quarters of the Borrower ending on August 31, 2012 and November 30, 2012), the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)	Monthly Financial Statements. (i) On the first Borrowing Date to occur hereunder, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries for the most recent fiscal month ending prior to the Borrowing Date for which financial statements are available (or that would have been required to be delivered under clause (ii) below), and (ii) thereafter, not later than 30 days after the end of each month occurring during each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such month, in each case with respect to clauses (i) and (ii), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent, for further distribution to each Lender (or, in the case of clause (e), to the relevant Lender):

(a)	Compliance Certificate. Concurrently with the delivery of any financial statements pursuant to Section 6.1 (including, without limitation, any financial statements delivered on the first Borrowing Date to occur hereunder) (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal month, quarter or year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party (or previously acquired immaterial Intellectual Property that has become material) since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b)	Board Projections. No later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions that were believed by such Responsible Officer to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material;

(c)	Investor Reports; SEC Filings. Within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(d)	Governmental Filings. Within five days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental

Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and

(e)	Additional Information. Promptly, such additional financial and other information regarding the operations, business affairs and financial condition of any Group Member(s), the Collateral or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request.

6.3 Payment of Obligations; Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than taxes which in the aggregate involve tax liabilities of less than $100,000), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) To the extent commercially reasonable, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and force majeure events excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable notice and as often as may reasonably be desired (provided such visits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly after a Responsible Officer obtains knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)	the occurrence of any Event of Default;

(b)	any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)	any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)	the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Pension Plan or Multiemployer Plan;

(e)	any material change in accounting policies or financial reporting practices by any Loan Party;

(f)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(g)	any early termination or expiration of any lease or any abandonment of any real property leased by any Loan Party.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a)	Materially comply with, and take commercially reasonable steps to ensure material compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and materially comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and materially comply with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)	Materially conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly materially comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Operating Accounts. For so long as SVB is the Administrative Agent, maintain the Borrower’s and its Subsidiaries’ primary United States depository and operating accounts with SVB or SVB’s Affiliates.

6.10 Audits. At reasonable times, on one (1) Business Days’ notice (provided that no notice is required if an Event of Default has occurred and while it is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not exceed once per year, unless an Event of Default has occurred and is continuing.

6.11 Additional Collateral, etc.

(a)	With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph

(b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within five Business Days, or such longer period as the Administrative Agent may agree) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to evidence that they are a Guarantor and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)	With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(f) or (g)), promptly (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.3) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with creating a valid first priority Lien (subject Liens permitted by Section 7.3) pursuant to such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)

With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 6.11(c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority Lien in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (a) to become a party to the Guarantee and Collateral Agreement, (b) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (c) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, that to the extent the opinion is in respect of an entity organized, or Collateral located, in a jurisdiction for which an opinion has been delivered on the Closing Date, an opinion substantially similar in form and substance to such opinion delivered on the Closing Date shall be deemed satisfactory to the Administrative Agent.

(d)	With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party and directly held by a Loan Party or a Domestic Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall (A) more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary owned directly by the Borrower or any Domestic Subsidiary (other than a Domestic Foreign Holding Company) be required to be so pledged or (B) any Capital Stock of any new Excluded Foreign Subsidiary owned by a Foreign Subsidiary or a Domestic Foreign Holding Company (or the assets of such new Excluded Foreign Subsidiary) be pledged hereunder), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)

With respect to any holding company formed after the Closing Date to hold the Capital Stock of the Borrower, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral owned by such holding company (including the Capital Stock of the Borrower), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock of the Borrower, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such holding company, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f)	Each Loan Party shall use commercially reasonable efforts (which shall not require any Loan Party to agree to any modification to any lease or to payment of any fees other than the landlord’s legal or out-of-pocket costs in connection with negotiating the landlord’s agreement or bailee letter) to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a book value in excess of $1,000,000 is stored or located in the United States, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent in its Permitted Discretion.

6.12 Use of Proceeds. Use the proceeds of each Credit Extension only for the purposes set forth in Section 4.16.

6.13 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any subordinated Indebtedness of the Loan Parties.

6.14 Further Assurances. Subject to the limitations on perfection set forth herein and in the other Loan Documents, execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.15 Post-Closing Covenant. Without limiting the requirements set forth in Section 5.1(i) hereof and Section 5.8 of the Guarantee and Collateral Agreement, the Borrower shall deliver the following to the Administrative Agent within 30 days after the Closing Date (or such longer period as Administrative Agent may agree):

(i)	That certain Full Recourse Promissory Note dated April 13, 2012 by and between the Borrower and David Faugno in the amount of $1,705,666.26, appropriately endorsed or accompanied by appropriate instruments of transfer in favor of the Administrative Agent;

(ii)	Evidence that the following UCC-1 financing statements have been terminated:

(a) Original File No. 20081624749 naming Yosemite Technologies, Inc., as debtor and Altos Ventures II, L.P. et al as secured party, filed May 9, 2008 with the Secretary of State of Delaware; and

(b) Original File No. 20083417852 naming Purewire, Inc., as debtor and Intersouth Partners VII, L.P. et al as secured party, filed October 8, 2008 with the Secretary of State of Delaware; and

(iii)	An assignment of the United States copyrights listed on Schedule 6 to the Guarantee and Collateral Agreement from Yosemite Technologies, Inc. to the Borrower.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations), including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized in accordance with Section 3 hereof or have expired and all amounts drawn thereunder have been reimbursed in full or Cash Collateralized in accordance with Section 3 hereof, the Borrower shall not, nor permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a)

Adjusted Quick Ratio. Permit the Adjusted Quick Ratio as at the last day of each month (i) for which financial statements are required to be delivered pursuant to Section 6.1(c)(i) or (c)(ii) hereof preceding each of the Borrower’s requests for a Revolving Extension of Credit and (ii) for which any Revolving Extension of Credit is outstanding as of the last day of such month, to be less than (A) if tested at any time from the Closing Date through July 31, 2013, 0.50:1.00, (B) if tested at any time from August 31, 2013 through October 31, 2013, 0.65:1.00, (C) if tested at any time from the November 30, 2013 through January 31, 2014, 0.80:1.00, (D) if tested at any time from the February 28, 2014 through April 30, 2014, 0.95:1.00, (E) if tested at any time from the May 31, 2014 through July 31, 2014, 1.05:1.00, and (F) if tested at any time thereafter, 1.10:1.00; provided that, for purposes of calculating the Adjusted Quick Ratio at any time from the Closing Date until delivery of the Borrower’s balance sheet for the month ending October 31, 2012 pursuant to Section 6.1(c)(i) hereof, cash balances constituting Qualified Cash for any month included in such calculation shall be calculated as of the Closing Date, after giving effect to the payment of the Closing Date Dividend.

(b)	Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries, as at the last day of each fiscal quarter (i) for which financial statements are required to be delivered pursuant to Section 6.1(b) hereof preceding each of the Borrower’s requests for a Revolving Extension of Credit and (ii) for which any Revolving Extension of Credit is outstanding on the last day of such fiscal quarter, tested on a trailing four fiscal quarter basis, to be less than $25,000,000.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)	Indebtedness of any Loan Party pursuant to any Loan Document;

(b)	Indebtedness of any Group Member for Bank Services provided by any Lender or any Affiliate thereof;

(c)	Indebtedness constituting a Permitted Intercompany Advance;

(d)	Guarantee Obligations constituting a Permitted Intercompany Advance;

(e)	Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(f)	Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(g)	Surety Indebtedness;

(h)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(i)	Indebtedness to the extent constituting Investments permitted under Sections 7.7(a) through (f), (g), (j), and (n);

(j)	Indebtedness under Swap Agreements permitted under Section 7.11, the terms of which are approved in writing by the Administrative Agent in its Permitted Discretion;

(k)	(i) purchase price adjustments in connection with the Recapitalization Agreement and/or any Permitted Acquisition, (ii) indemnity payments in connection with the Recapitalization Agreement and/or any Permitted Acquisition, (iii) Earn-Out Obligations consistent with acquisitions of such nature and which are not disguised installment payments of the initial purchase price, (iv) Permitted Seller Debt and (v) any DP Amount and Accrued DP Interest; provided that in each case, (A) no Default or Event of Default has occurred and is continuing both immediately before and immediately after giving effect to the incurrence of such Indebtedness, (B) at the time of incurrence thereof, the Loan Parties shall be in pro forma compliance with the covenants and agreements set forth in this Agreement, it being understood that such covenants shall be determined on a pro forma basis after giving effect to the incurrence of such Indebtedness, and (C) the sum of the amounts pursuant to Section 7.2(k)(i)(1), (k)(ii), (k)(iii), (k)(iv) and (k)(v) plus the initial purchase price and all other consideration paid in connection with the Permitted Acquisitions, does not in the aggregate exceed the limit on consideration imposed by Section 7.7(m);

(l)	other unsecured subordinated Indebtedness approved in writing by the Required Lenders; provided, however, that (i) no Default or Event of Default shall exist immediately prior to the incurrence of such subordinated Indebtedness or would immediately result therefrom, and (ii) such subordinated Indebtedness is subject to a subordination agreement or other subordination terms acceptable to the Required Lenders (which shall include, without limitation, unlimited payment blockage and standstill provisions);

(m)	Indebtedness incurred in connection with the financing of insurance premiums and secured, if at all, by liens permitted under Section 7.3(r);

(n)	Indebtedness arising from or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight over drafts) drawn against insufficient funds in the ordinary course of business;

(o)	Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(p)	unsecured Indebtedness of Borrower and its Subsidiaries owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex spouses, or estates of an of the foregoing) in connection with the repurchase of Capital Stock of Borrower issued to any of the aforementioned employees, former employees, officers, former officers, directors (or any spouses, ex spouses, or estates of an of the foregoing) not to exceed $2,000,000 at any time outstanding;

(q)	Other than funded bank Indebtedness, Indebtedness of any Person that becomes a Subsidiary after the Closing Date that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; provided that such Indebtedness shall not in the aggregate exceed $1,000,000 at any time outstanding;

(r)	Indebtedness of any Subsidiary of the Borrower organized under the laws of Germany incurred in respect of any part time worker arrangements falling under the German Old Age Employees Part Time Act (Altersteilzeitgesetz); and

(s)	additional Indebtedness of the Group Members not described above in this Section 7.2 in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)	Liens for taxes, assessments or governmental charges, or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the affected Group Member in conformity with GAAP;

(b)	carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)	Liens imposed by Requirements of Law, pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies on or with respect to any real property, in each case, whether now or hereafter in existence, incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f)	Liens in existence on the date hereof listed on Schedule 7.3(f) and any Lien granted as a replacement or substitute for a Lien, securing Indebtedness permitted by Section 7.2(e); provided that (A) no such Lien is spread to cover any additional property after the Closing Date, (B) that the amount of Indebtedness secured thereby is not increased, and (C) that any replacement or substitute Lien encumber not more property than the original Lien that such replacement or substitute Lien replaces or is substituted for;

(g)	Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or, if created after the acquisition, no more than three months after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)	Liens created pursuant to the Security Documents;

(i)	any interest or title of a lessor, sublessors, licensor or licensee under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)	judgment Liens that do not constitute a Default or Event of Default under Section 8.1(h) of this Agreement;

(k)	deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(l)	Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Group Member to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than existing Liens in favor of the Administrative Agent;

(m)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(n)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(o)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of Requirements of Law or under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken and Sparkassen) or any similar term applied by a German bank, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(p)	(i) non-exclusive licenses of intellectual property or intellectual property rights and (ii) licenses of intellectual property or intellectual property rights that could not result in a legal transfer of title of such intellectual property or intellectual property rights that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas, in each case granted by any Group Member in the ordinary course of business, and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(q)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r)	Liens on insurance policies or the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect to such insurance policies; and

(s)	Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction, covering only the items being collected upon;

(t)	Liens attaching solely to cash earnest money deposits in connection with any actual or intended Permitted Acquisition or attaching solely to cash earnest money deposits in connection with any actual or intended acquisition of property not otherwise prohibited hereunder;

(u)	Liens granted by a Non-Loan Party in favor of a Loan Party in respect of Indebtedness or other obligations owned by such Subsidiary to such Loan Party;

(v)	with respect to German law, any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Group Member maintains a banking relationship in the ordinary course of business; and

(w)	Liens created in respect of the German Old Age Employees Part Time Act (Altersteilzeitgesetz) and the German Social Code (Sozialgesetzbuch);

(x)	Liens securing Indebtedness permitted under Section 7.2(r); and

(y)	Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets encumbered thereby exceeds (as to the Borrower and its Subsidiaries) $250,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)	any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Domestic Subsidiary that is a Wholly Owned Subsidiary Guarantor (provided that such Domestic Subsidiary that is a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)	(i) any Subsidiary of the Borrower may Dispose of any or all of its assets (A) to the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Non-Loan Party may Dispose of all or any of its assets to any other Non-Loan Party or merge or consolidate with any other Non-Loan Party;

(c)	Dispositions permitted by Section 7.5 may be made; and

(d)	any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)	the Disposition of obsolete or worn out property and the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain in the ordinary course of business of the Group Members taken as a whole;

(b)	the sale of Inventory in the ordinary course of business;

(c)	Dispositions permitted by Sections 7.4(b)(i)(A) and (b)(ii);

(d)	(i) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor provided that the no cash consideration is paid to any such Subsidiary issuing Capital Stock that is not a Loan Party, (ii) the sale or issuance of the Capital Stock of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) the sale or issuance of Qualified Capital Stock of the Borrower so long as such sale does not result in a Change of Control;

(e)	the use or transfer of money or Cash Equivalents in a manner not otherwise prohibited by this Agreement or the other Loan Documents;

(f)	the non-exclusive licensing or sub-licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)	to the extent constituting a Disposition, leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(h)	Investments made in compliance with Section 7.7;

(i)	the Disposition of other property having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of the Borrower, provided that the Borrower may designate one fiscal year during the term of this Agreement during which Borrower may Dispose of additional property having a fair market value not to exceed $500,000 (in addition to the $1,000,000 permitted in every fiscal year) by giving the Administrative Agent written notice of such election;

(j)	(x) discounts of or forgiveness of accounts receivable or in connection with the collection or compromise thereof, in each case, in the ordinary course of business, and (y) sales, transfers and other Dispositions of accounts receivable in connection with collection thereof in the ordinary course of business;

(k)	Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of a Group Member;

(l)	Disposition of assets acquired by a Loan Party pursuant to a Permitted Acquisition disposed of within twelve (12) months after the date of the Permitted Acquisition so long as the consideration received for the assets to be so disposed is at least equal to the fair market value thereof; and

(m)	Dispositions in one or more transactions of (i) the Borrower’s facility located at 3175 Winchester Blvd., Campbell, California 95008, (ii) all or part of the CudaTel line of business, and (iii) Third his Corporation and/or its Subsidiaries.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any subordinated Indebtedness, Earn-Out Obligations, DP Amounts (including, in each case, any Accrued DP Interest), payments of any fees or expenses to the Permitted Investors, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)	any Group Member (other than the Borrower) may make Restricted Payments to the Borrower or any Subsidiary;

(b)	so long as prior to or and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase Capital Stock or Capital Stock options from present or former directors, officers or employees (or their respective spouses, ex-spouses or estates) of any Group Member; provided that the aggregate amount of payments under this Section 7.6(b) during (i) the fiscal year of the Borrower ending February 28, 2013 shall not exceed $5,000,000, and (ii) any fiscal year of the Borrower thereafter shall not exceed the sum of (A) $1,000,000 plus (B) the amount, if a positive number, by which $1,000,000 exceeds the amount of Restricted Payments made pursuant to this Section 7.6(b) during the immediately preceding fiscal year of the Borrower;

(c)	the Borrower may pay the Closing Date Dividend;

(d)	the Borrower may make the Closing Date Share Repurchase;

(e)	the Loan Parties may pay the fees and expenses pursuant to the Management Agreement to the extent permitted by Section 7.9 hereof;

(f)	the Loan Parties may pay bonuses or make other payments in an aggregate amount not to exceed $8,700,000 to employee optionholders;

(g)	the Loan Parties may pay amounts payable in respect of Permitted Seller Debt, Earn-Out Obligations and the DP Amounts (including, in each case, any Accrued DP Interest) so long as, in each case, prior to and immediately after giving effect thereto, (i) any such payments are in compliance with the subordination terms applicable to such Permitted Seller Debt, Earn-Out Obligations or DP Amounts, (ii) no Event of Default has occurred and is continuing and (iii) Liquidity of the Loan Parties is not less than $10,000,000 (of which amount at least $2,500,000 shall be unrestricted cash on deposit at SVB or its affiliates or at a financial institution located in the United States in each case in respect of which a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent is in effect); and

(h)	the Loan Parties may make other Restricted Payments in an amount not to exceed $10,000,000 in any fiscal year of the Borrower, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to such Restricted Payment, the Loan Parties are in pro forma compliance with the covenants set forth in Section 7.1 hereof, and (iii) after giving effect to such Restricted Payment, Liquidity of the Loan Parties is not less than $20,000,000 (of which amount at least $5,000,000 shall be unrestricted cash on deposit at SVB or its affiliates or at a financial institution located in the United States in each case in respect of which a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent is in effect).

7.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business;

(b)	Investments in cash and Cash Equivalents;

(c)	Guarantee Obligations permitted by Section 7.2;

(d)	(i) loans and advances to officers, directors and employees of any Group Member outstanding on the Closing Date in an amount not to exceed $3,000,000, and (ii) loans and advances to officers, directors and employees of any Group Member in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e)	Investments constituting a Permitted Intercompany Advance;

(f)	Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)	Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to any Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)	Investments outstanding on the date hereof and listed on Schedule 7.7(h);

(i)	any Group Member may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(j)	Swap Agreements permitted under Section 7.11;

(k)	Investments made by the Borrower or any Subsidiary as a result of consideration received in connection with a Disposition made in compliance with Section 7.5;

(l)	Investments then existing when a Person becomes a Subsidiary or at the time such person merges or consolidates with the Borrower or any Subsidiary as permitted under Section 7.4;

(m)	Permitted Acquisitions in an amount not in excess of $100,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement plus the Net Cash Proceeds received from the contribution of equity to the Borrower or the issuance of Capital Stock by the Borrower substantially contemporaneously with such Permitted Acquisition and any cash or Cash Equivalents purchased or acquired in such Permitted Acquisition;

(n)	pledges and deposits permitted under Section 7.3;

(o)	Investments consisting of endorsements for collection or deposit and Investments in deposit and investment accounts opened in the ordinary course of business with financial institutions;

(p)	Investments consisting of earnest money deposits required in connection with any actual or intended Permitted Acquisition or consisting of earnest money deposits required in connection with any actual or intended acquisition of property not otherwise prohibited hereunder;

(q)	Investments in any Foreign Subsidiary in an amount not to exceed, together with any loans, guarantees and advances of the type described in clause (d) of the definition of Permitted Intercompany Advances, $5,000,000 in the aggregate at any time outstanding to support the expansion of business and to finance general operating expenses of such Foreign Subsidiaries; and

(r)	in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members in an aggregate amount (valued at cost) not to exceed $1,000,000 at any one time outstanding (net of returns on such Investment).

7.8 Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would provide for any redemption payment thereon prior to the date that is six months after the Revolving Termination Date or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party in their capacity as such; or (b) other than pursuant to any refinancing or replacement of Indebtedness permitted by Section 7.2, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity (but only to the extent such shortening, would result in the maturity of such Indebtedness to be prior to three months after the Revolving Termination Date) or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted:

(a)	so long as no Default or Event of Default shall has occurred and is continuing and no Default or Event of Default would occur after giving effect thereto, Group Members may (i) reimburse to the Sponsors and their Affiliates up to $200,000 per year of reasonable, documented, out-of-pocket expenses incurred with respect to the Group Members and (ii) pay to the Sponsors and their Affiliates fees in an aggregate amount not to exceed $250,000 (the “Management Fees”) in any fiscal quarter of the Borrower, in each case, pursuant to the Management Agreement; provided however, if all or part of the Management Fees cannot be paid during a given fiscal quarter, then the Management Fees for such fiscal quarter that are not paid during such fiscal quarter shall be accrued, on a cumulative basis, and such Management Fees shall be payable in any subsequent fiscal quarter the Loan Parties choose; provided further that the amount of any such Management Fees paid during any fiscal quarter shall not reduce the amount of Management Fees otherwise allowed to be paid for such fiscal quarter;

(b)	reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; and

(c)	transactions exclusively among or between Non-Loan Parties.

7.10 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless the Disposition of such property is permitted pursuant to Section 7.5 and the resulting Indebtedness is permitted under Section 7.2.

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than February 28 or February 29 or change the Borrower’s method of determining fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreement evidencing Indebtedness permitted under this Agreement and secured by Liens permitted by clauses (f), (g), and (l) of Section 7.3 as to the assets securing such Indebtedness, (c) agreements that are customary restrictions on subleases, leases, licenses, or permits so long as such restrictions relate to the property subject thereto, (d) any agreement evidencing an asset sale, as to the assets being sold, and (e) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents, (ii) any agreement that has been entered into in connection with the Disposition of any of the Capital Stock or assets of any Subsidiary with regard to such Capital Stock or assets that are disposed of, (iii) customary restrictions on the assignment or transfer of leases, licenses and other agreements, (iv) agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, and (vi) the transfer of any property subject to Liens permitted by Section 7.3.

7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are reasonably related, ancillary or complementary thereto.

7.16 Amendments to Organizational Agreements. Amend or permit any amendments to any Loan Party’s organizational documents that would contradict or compromise the purposes of this Agreement.

7.17 Georgia Subsidiary. Permit Barracuda Networks, Inc., a Georgia entity and a wholly owned subsidiary of the Borrower, to engage in any business or own any property or assets other than immaterial property and assets.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)	the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document (other than Bank Services Agreements), within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)	any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (other than Bank Services Agreements) or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (other than Bank Services Agreements) shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is (x) expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date or (y) qualified by materiality in the text thereof, inaccurate in any respect ); or

(c)	(i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1, Section 6.2(b) or (d) or (h), Section 6.4(a), Section 6.5(b), Section 6.7, Section 6.9 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred; or

(d)	any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than (A) as provided in clause (i) above, paragraphs (a) through (c) of this Section 8.1 and (B) any Bank Services Agreements), and such default shall continue unremedied or unwaived for a period of 30 days thereafter; or

(e)

any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and in each case, shall continue beyond the period of grace provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

(f)	any Group Member shall commence any Insolvency Proceeding (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, which order is not stayed or other similar relief is not granted under applicable state or federal law or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)

(i) the Borrower or any Commonly Controlled Entity shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) there shall be any failure to comply with the Pension Funding Rules, whether or not waived, or there shall arise any Lien in favor of the PBGC or a Plan on the assets of any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)	one or more judgments, decrees or OFAC-related fines or penalties shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $1,000,000 or more, and all such judgments, decrees and OFAC-related fines or penalties shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)	(1) any of the Security Documents shall cease, as a result of any action or inaction of any Group Member, to be in full force and effect, (2) any of the Security Documents shall cease, for any reason, to be in full force and effect with respect to Collateral having a fair market value in excess of $750,000, (3) any Loan Party or any Affiliate of any Loan Party shall assert that any Security Document has ceased, for any reason, to be in full force and effect, (4) any Lien created by any of the Security Documents shall, through the action or inaction of any Group Member, cease to be enforceable and of the same effect and priority purported to be created thereby, or (5) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to Collateral having a fair market value in excess of $750,000; or

(j)	the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, other than in each case pursuant to its terms or as a direct result of action by Administrative Agent or any Lender; or

(k)	a Change of Control shall occur; or

(l)	any Governmental Approvals necessary for any Loan Party to operate in the ordinary course shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term;

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and the L/C Commitment to be terminated forthwith, whereupon the Revolving Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents in accordance with Section 8.3. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3 Application of Funds. After final maturity of the Obligations or the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including, without limitation, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.14, 2.15 and 2.16) payable to the Administrative Agent in accordance with the terms hereof and the other Loan Documents in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees set forth in Section 3.3(a)(i) payable to the Lenders and the Issuing Lender in accordance with the terms hereof and the other Loan Documents (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.14, 2.15 and 2.16), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Issuing Lender Fees and interest on the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of Obligations arising under any Specified Swap Agreement, ratably among the Qualified Counterparties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations (including Obligations arising under Bank Services Agreements) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 8.2(b) as they occur. Subject to Sections 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth above.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a)	Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)	The provisions of this Section 9 (excluding Section 9.9) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)

The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty, provider of Bank Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any other Security Documents, and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)	be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred;

(b)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its reasonable opinion or in the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such laws; and

(c)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amount not reimbursed by any Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 The Administrative Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the

Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that no consent shall be required during continuance of an Event of Default), to appoint a successor, which shall be a commercial bank with an office in the State of California, Illinois or New York, or an Affiliate of any such bank with an office in the State of California, Illinois or New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)	to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and any Qualified Counterparty or provider of such Bank Services, as applicable, (ii) that is sold or to be sold, disposed or to be disposed as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)	to subordinate or release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and

(c)	to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5 and 10.5) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a)

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of

Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) (1) forgive the principal amount or extend the final scheduled date of maturity of any Loan, (2) reduce the stated rate of any interest or fee payable hereunder (except that (i) any amendment or modification of defined terms used in the financial covenants in this Agreement and (ii) any waiver or any other modification of the Default Rate, shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)), (3) extend the scheduled date of any payment of any interest or fee, or (4) increase the amount of or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) amend, waive or otherwise modify the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, modify the provisions of Section 8.3, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.13 in a manner that adversely affects Lenders without the written consent of each Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent (in addition to the Required Lenders); (F) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender (in addition to the Required Lenders); or (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender (in addition to the Required Lenders). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)	Notwithstanding anything to the contrary contained in Section 10.1(a), in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)	the termination of the Commitment of each such Minority Lender;

(ii)	the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.19; and

(iii)	the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)	Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

10.2 Notices.

(a)	All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Barracuda Networks, Inc. 3175 S. Winchester Blvd Campbell, CA 95008
Attention: Chief Financial Officer
Facsimile No.: (866) 670-8599

with a copy to:

Kirkland & Ellis LLP
555 California Street San Francisco, California 94104
Attention: Christopher W. Kirkham
Facsimile No.: (415) 439-1500

Administrative Agent:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304
Attention: Michael Willard
Facsimile No.: (650) 320-0016

with a copy to (which shall not constitute notice):

Riemer & Braunstein LLP
Three Center Plaza
Boston, MA 02108-2003 Attention: Charles W. Stavros, Esq. Facsimile No.: 617-692-3441
E-Mail: CStavros@riemerlaw.com

(b)	Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)	Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)	(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(i)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred after the occurrence and during the continuance of an Event of Default or in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all fees, expenses, and liabilities that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents related thereto (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement, but only if Borrower has obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the facsimile number and attention of the person set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)

(i)	Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)	the Administrative Agent (such consent not to be unreasonably withheld or delayed or required in connection with an assignment to an Affiliate or an Approved Fund of a Lender);

(B)	so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed, or required in connection with an assignment to an Affiliate or an Approved Fund of a Lender); and

(C)	with respect to any proposed assignment of all or a portion of the L/C Commitment, the Issuing Lender;

provided that in no event shall any Lender assign all or any portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, or any natural person.

(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)	the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate or an Approved Fund of such Lender) a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree;

(C)	no such assignment shall be made to a Defaulting Lender or any of its Subsidiaries; and

(D)	the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)	In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Defaulting Lender’s Revolving Percentage of Loans previously requested by the Borrower but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Revolving Percentage of all Loans, and its L/C Percentage of participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)	Subject to acceptance and recording thereof pursuant to Section 10.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(v)	The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time, and the names and addresses of the L/C Lenders, and the L/C Commitments of, and principal amounts owing to, each L/C Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”). The entries in the Revolving Loan Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Revolving Loan Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Revolving Loan Register shall be available for inspection by the Borrower, the Issuing Lender, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph. This Section 10.6(b) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)

(i)	Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender, a natural person, the Borrower or any of its Subsidiaries or Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. In no case shall a Participant have the right to enforce any of the terms of any Loan Document. Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that each Participant shall be subject to the terms and provisions of Section 2.15 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)	A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15, or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(d) or (e), as applicable.

(iii)

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f)	Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a)

Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)	In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, after the occurrence and during the continuation of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c)	To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.8 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.9 Counterparts.

(a)	This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)	The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.13 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)	submits to the exclusive jurisdiction of the State and Federal courts in the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to it at the applicable addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of its actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)

TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. EACH PARTY HERETO

ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT; and

(c)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. The Administrative Agent and the Lenders agree that no Loan Party shall be liable to the Administrative Agent or the Lenders for consequential or punitive damages arising out of, or related to, or in connection with the Transaction.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)	none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)	no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.15 Releases of Guarantees and Liens.

(a)	Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.15(b) below.

(b)	At such time as the Loans and the other obligations under the Loan Documents including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder) unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and any Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. The Administrative Agent shall take all commercially reasonable actions reasonably requested by any Loan Party to evidence such termination at such Loan Party’s expense.

10.16 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates that are bound by a similar duty of confidentiality, (d) upon the request or demand of any Governmental Authority, with notice to the Borrower to the extent such notice is practicable and legally permissible (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, with notice to the Borrower to the extent such notice is practicable and legally permissible, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed through no fault of the Administrative Agent or any Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.17 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law (but subject to any applicable local Requirement of Law), such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

BARRACUDA NETWORKS, INC., a Delaware corporation

By:	/s/ David Faugno
Name: David Faugno
Title: Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:

SILICON VALLEY BANK, as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Michael Willard
Name: Michael Willard
Title: Relationship Manager

Signature Page to Credit Agreement

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of October 3, 2012

made by

BARRACUDA NETWORKS, INC.,

as the Borrower,

and the other Grantors referred to herein,

in favor of

SILICON VALLEY BANK,

as Administrative Agent

-i-

(Continued)

-ii-

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 5	Equipment and Inventory Locations
Schedule 6	Intellectual Property
Schedule 7	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement

-iii-

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of October 3, 2012, is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of SILICON VALLEY BANK, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among BARRACUDA NETWORKS, INC., a Delaware corporation (“Borrower”), the Lenders party thereto and the Administrative Agent.

INTRODUCTORY STATEMENTS

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective business;

WHEREAS, certain of the (a) Qualified Counterparties may enter into Specified Swap Agreements with the Borrower or (b) the Administrative Agent, any Lender or any Affiliate of any Lender may enter into Bank Services Agreements with the Loan Parties;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements and Bank Services; and

WHEREAS, it is a condition precedent to the Administrative Agent and the Lenders entering into the Credit Agreement that the Grantors shall have executed and delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS.

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”: as defined in the preamble hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: as defined in Section 6.1(a).

“Copyright License”: any written agreement which names a Grantor as licensor or licensee (including, without limitation, those listed on Schedule 6), or grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright, other than shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf products or personal computer software.

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain all renewals thereof.

“Discharge of Obligations”: as defined in Section 2.1(d).

“Exempt Accounts”: means (a) payroll accounts, tax escrow accounts and employee benefits accounts maintained in the ordinary course of business and (b) other accounts in an aggregate amount not to exceed $100,000.

“Grantor”: as defined in the preamble hereto.

“Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any Capital Stock or other ownership interests of an Excluded Foreign Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”: with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”: any written agreement which names a Grantor as licensor or licensee or grants to such Grantor any right under any Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including, without limitation, any such agreements referred to on Schedule 6, other than shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf products or personal computer software.

“Patents”: (a) all letters patent of the United States, the European Union, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States, the European Union, or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Collateral”: (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

“Pledged Stock”: all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time), provided, however, unless otherwise required pursuant to the Credit Agreement, in no event shall more than 65% of the Capital Stock of any Excluded Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.

“Secured Parties”: means the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Lender or any Affiliate of a Lender in its capacity as a provider of Bank Services, and any Qualified Counterparty with whom the Borrower enters into a Specified Swap Agreement.

“Trademark License”: any agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark (excluding shrink wrap, click wrap, click through or other similar licenses with respect to off-the-shelf products or personal computer software), including, without limitation, any of the foregoing referred to on Schedule 6.

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

1.2 Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2. GUARANTEE.

2.1 Guarantee.

(a) Each Grantor who has executed this Agreement as of the date hereof, together with each Grantor who accedes to this Agreement as a Grantor after the date hereof (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. Each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any other Guarantor, any other Person, or all or any portion of the Collateral.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws or applicable foreign laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the maximum liability of such Guarantor hereunder in accordance with Section 2.1(b) above without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations (in each case excluding inchoate indemnity obligations) shall have been satisfied by payment in full, no Letter of Credit or obligations under any Bank Services Agreement or Specified Swap Agreements shall be outstanding (unless Cash Collateralized or otherwise secured to the reasonable satisfaction of the Administrative Agent, Issuing Lender, Qualified Counterparty or provider of such Bank Services, as applicable) and all of the Commitments are terminated (the “Discharge of Obligations”), notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e) No payment made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder in accordance with Section 2.1(b) above until the Discharge of Obligations.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4 Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Specified Swap Agreements, the Letters of Credit, any Bank Services Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all Lenders, or other Secured Party, as the case may be) may deem advisable from time to time in accordance with the terms of such documents, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.

Each Guarantor waives (i) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Secured Obligations (ii) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Secured Obligations for reimbursement; and (iii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other Collateral therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance (iv) any Insolvency Proceeding with respect to the Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of the Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Capital Stock of the Borrower, any Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement or the other Loan Documents, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vi) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (vii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any Collateral or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such Collateral or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such Collateral, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor acknowledges that all or any portion of the Secured Obligations may now or hereafter be secured by a Lien or Liens upon any assets or claims owned by the relevant Guarantor according to this Agreement or according to any other security agreement to be entered into under any state law or foreign law, in particular but without limitation upon real property owned or leased by the Borrower or any Guarantor and evidenced by certain documents including, without limitation, deeds of trust and assignments of rents. Any Secured Party may, pursuant to the terms of said documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Guarantor agrees that any Secured Party may exercise whatever rights and remedies it may have with respect to said real property security, all without affecting the liability of any Guarantor hereunder, except to the extent such Secured Party realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of any Secured Party’s right to proceed in any other form of action or against any Guarantor or any other Person, or diminish the liability of any Guarantor, or affect the right of such Secured Party to proceed against any Guarantor for any deficiency, except to the extent such Secured Party realizes payment by such action, notwithstanding the effect of such action upon any Guarantor’s rights of subrogation, reimbursement or indemnity, if any, against the Borrower, any Guarantor, or any other Person.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for the Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (d) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (f) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods;

(j) all Instruments;

(k) all Intellectual Property, and all claims for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom;

(l) all Inventory;

(m) all Investment Property (including all Pledged Collateral), and all rights, interests and claims with respect thereof, including under any and all related agreements, instruments and other documents;

(n) all Letter-of-Credit Rights;

(o) all Money;

(p) all Books and records pertaining to the Collateral

(q) all other property not otherwise described above; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in, and the term “Collateral” shall not include, (A)(1) leasehold interests in real property, (2) motor vehicles, (3) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and provided, further, that no United States intent-to-use trademark or service mark application shall be included in the Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal law; provided, further however after such period, each Grantor acknowledges that such interest in such trademark or service mark application shall be subject to a security interest in favor of the Administrative Agent and shall be included in the Collateral and (4) Capital Stock or other ownership interests of an Excluded Foreign Subsidiary excluded from the definition of “Pledged Stock” and (B) any property located in the United States that cannot be perfected by the filing of a UCC Financing Statement in which the Administrative Agent, in its sole discretion, determines the cost of perfecting a security interest therein outweighs the benefit of the Secured Parties of the security to be afforded thereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1 Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed as permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property included in the Collateral. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form) will constitute valid perfected security interests under United States law in all of the Collateral in favor of the Administrative Agent to the extent a security interest can be perfected by such filings and other actions, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor, and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement.

4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4.

4.4 Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods Inventory or Equipment in the possession of any employee or Equipment at other locations in connection with the repair or refurbishment thereof in the ordinary course of business) of each Grantor are kept at the locations in the United States listed on Schedule 5 and at other locations where the book value of the Equipment and Inventory located (x) at any one of such other locations not listed on Schedule 5 is not in excess of $200,000 (excluding leasehold improvements) and (y) at all such other locations not listed on Schedule 5 is not in excess of $400,000.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, and (d) the Pledged Stock pledged by such Grantor constitute all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor, and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder.

4.7 Investment Accounts.

(a) Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest as of the Closing Date. As of the Closing Date, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto, except for, subject to the relevant Control Agreement, the account bank party to such Control Agreement;

(b) Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest as of the Closing Date. As of the Closing Date, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9¬104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein, except for, subject to the relevant Control Agreement, the account bank party to such Control Agreement; and

(c) Except as otherwise permitted under Section 5.7 or as otherwise agreed by the Administrative Agent, such Grantor has taken all actions necessary or requested to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC); (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9-102 of the UCC); (iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts other than Exempt Accounts; and (iv) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder; provided, that the Administrative Agent shall not send a notice of sole control or similar notice unless an Event of Default has occurred and is continuing.

4.8 Receivables. No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment in excess of $150,000 is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper which has not been delivered to the Administrative Agent. None of the account debtors or other obligors in respect of any Receivable in excess of $150,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

4.9 Intellectual Property.

(a) Schedule 6 lists (i) all registrations and applications for Intellectual Property (including, without limitation, registered Copyrights, Patents, Trademarks and all applications therefor), in each case owned by such Grantor in its own name on the date hereof, and (ii) all Copyright Licenses, Patent Licenses and Trademark Licenses which, to the knowledge of such Grantor, are material to the business of such Grantor.

(b) To the knowledge of the Grantors, each Grantor owns, is licensed to use, or otherwise has valid rights to use all Intellectual Property necessary for the conduct of its business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Grantor does not, to the knowledge of the Grantors, infringe on the rights of any Person in any material respect where such infringement could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted in writing and is pending against any Grantor by any Person challenging or questioning such Grantor’s use of any Intellectual Property or the validity or effectiveness of such Grantor’s Intellectual Property (other than routine office actions in the course of prosecution of applications to register Intellectual Property), nor does any Grantor know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect.

(c) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property or Intellectual Property License in any respect that could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 6(d), no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property owned by a Grantor or such Grantor’s ownership interest therein, and (ii) which, if adversely determined, could have a Material Adverse Effect.

4.10 Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $150,000 except as set forth in Schedule 7.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper evidencing an amount in excess of $150,000, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance.

(a) Such Grantor shall maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) All such insurance shall (i) provide that no cancellation, shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name (if legally permissible pursuant to the governing laws of the applicable insurance contract) the Administrative Agent as an additional insured party or lender loss payee (or, at the request of the Administrative Agent, assign payment claims under such insurance contract to the Administrative Agent), (iii) to the extent available on commercially reasonable terms, and if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) The Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto, in each case, as the Administrative Agent may from time to time reasonably request (but no more frequently than quarterly unless an Event of Default shall have occurred and is continuing).

5.3 Payment of Obligations. As and to the extent required of Borrower pursuant to the terms of the Credit Agreement, such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or other material obligations if the failure to pay such obligations would be reasonably likely to result in a Lien being imposed upon the Collateral, or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral (other than Liens permitted under Section 7.3 of the Credit Agreement), except that no such tax, assessment, charge or levy imposed upon the Collateral or other material obligations, or claim need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor.

5.4 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interests of the Secured Parties created by this Agreement as perfected security interests having at least the priority described in Section 4.2 (except to the extent such security interests are permitted to be disposed of pursuant to and in accordance with the Loan Documents). Each Grantor shall use commercially reasonable efforts to defend the right, title and interest of the Administrative Agent in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (x) notification of the Administrative Agent’s interest in Collateral at Administrative Agent’s request, and (y) the institution of litigation against third parties as shall be deemed by such Grantor to be prudent in order to protect and preserve each Grantor’s and the Administrative Agent’s respective and several interests in the Collateral.

(b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) Such Grantor shall take such other action as may be reasonably necessary, or as the Administrative Agent may reasonably request, to perfect the Administrative Agent’s security interest in the United States Intellectual Property included in the Collateral, including, without limitation, delivery of a fully executed Intellectual Property Security Agreement in form and substance acceptable to the Administrative Agent. Following the creation or other acquisition of any Intellectual Property by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office or any similar office or agency in any other country, as applicable, such Grantor shall concurrently with the delivery of the quarterly financial statements pursuant to Section 6.1(b) of the Credit Agreement, modify this Agreement by amending Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof and, if requested by the Administrative Agent, record a fully executed Intellectual Property Security Agreement in form and substance acceptable to the Administrative Agent in respect of such newly created or acquired United States Intellectual Property with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and take such other action as may be reasonably necessary, or as the Administrative Agent or the Required Lenders may reasonably request to perfect the Administrative Agent’s security interest in such United States Intellectual Property.

(d) At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of such Grantor, but in any case subject to the terms and conditions hereof, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of the Credit Agreement and this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.5 Changes in Locations, Name, Etc. Such Grantor will not, except upon 15 days’ (or such shorter period as may be reasonably agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:

(i) change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3; or

(ii) change its name.

5.6 Notices. Such Grantor will advise the Administrative Agent promptly following such Grantor’s knowledge thereof, in reasonable detail, of:

(a) any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Collateral; and

(b) the occurrence of any other event affecting the aggregate value of the Collateral or the security interests created hereby or by any other Security Document which could reasonably be expected to have a Material Adverse Effect.

5.7 Instruments; Investment Property.

(a) Upon the request of the Administrative Agent, such Grantor will (i) promptly deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments in amounts in excess of $150,000, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Letter-of-Credit Rights in amounts in excess of $150,000 held by such Grantor, as the Administrative Agent shall reasonably specify.

(b) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations (subject in each case to the limitations in the definition of “Pledged Stock” and “Collateral”). Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, during the occurrence or continuance of an Event of Default, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c) Without the prior written consent of the Administrative Agent, except as permitted by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof that constitutes Collateral hereunder, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, on any of the Investment Property or Proceeds thereof that constitutes Collateral hereunder, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof that constitutes Collateral hereunder other than pursuant to the Loan Documents.

(d) In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.8 Securities Accounts; Deposit Accounts.

(a) With respect to any Securities Account other than Exempt Accounts maintained by any Grantor, such Grantor shall (within (i) thirty (30) days of the Closing Date (or such longer period as the Administrative Agent shall agree)) with respect to Securities Accounts maintained by any Grantor on the Closing Date and (ii) promptly with respect to any Securities Accounts established by any Grantor after the Closing Date), if requested by the Administrative Agent, cause such securities intermediary to enter into an agreement in form and substance satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent;

(b) With respect to any other Investment Account other than Exempt Accounts maintained by any Grantor, such Grantor shall (within (i) thirty (30) days of the Closing Date (or such longer period as the Administrative Agent shall agree)) with respect to Deposit Accounts maintained by any Grantor on the Closing Date and (ii) promptly with respect to any Deposit Accounts established by any Grantor after the Closing Date) enter into and shall cause the depositary institution maintaining such account to enter into a Control Agreement with respect to such Deposit Account;

(c) The Administrative Agent agrees that it will only communicate “entitlement orders”, “instructions”, “notice of control” or similar communications with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default;

(d) Such Grantor shall give the Administrative Agent immediate notice of the establishment of any new Investment Account established by such Grantor with respect to any Investment Property held by such Grantor; and

(e) Notwithstanding the foregoing, Grantors shall not be required to enter into account control or similar agreements for Exempt Accounts.

5.9 Intellectual Property.

(a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Copyrights of such Grantor may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights of such Grantor may fall into the public domain.

(d) Such Grantor will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person in any material respect.

(e) Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property of such Grantor may become forfeited, abandoned or dedicated to the public (other than due to such Grantor’s sole election in the application of its reasonable business judgment in the ordinary course of business), or of any material adverse determination (including, without limitation, the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other foreign patent, trademark or copyright registration office which may be competent pursuant to applicable laws, but excluding any routine office actions in the course of prosecution of any applications to register Intellectual Property) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) [Reserved].

(g) Subject to such Grantor’s sole discretion in the application of its reasonable business judgment in the ordinary course of business, such Grantor will use commercially reasonable efforts to take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property owned by a Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.10 Receivables. Other than in the ordinary course of business consistent with its past practice or as permitted by Section 7.5(j) of the Credit Agreement, such Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

5.11 Amendments to Material Contracts. Such Grantor shall not amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would contradict or compromise the purposes of the Loan Documents.

5.12 Commercial Tort Claims. If such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $150,000, such Grantor will give the Administrative Agent prompt notice, and in any event within fifteen (15) Business Days after the same is acquired by it.

5.13 Compliance with GAAP. Each Grantor agrees that, at the request of the Administrative Agent, it will provide the Administrative Agent with financial statements that have been prepared in accordance with GAAP in addition to the accounting regulations of the relevant foreign country which are be applicable to the relevant Grantor.

SECTION 6. REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1 Certain Matters Relating to Receivables.

(a) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Commodity Account, Deposit Account or Securities Account that is subject to a Control Agreement in favor of Administrative Agent (a “Collateral Account”), subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Administrative Agent’s request, after the occurrence of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, upon two (2) Business Days’ prior written notice to the Borrower, communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent permitted by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken, except for the filing of any petition in bankruptcy, which would materially adversely affect the rights of the Administrative Agent or the other Secured Parties, or the value of the Pledged Stock, unless otherwise permitted in the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall have given written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (ii) any and all of such Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, subsequent to receipt of any instruction pursuant to clause (i) above, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Administrative Agent.

(e) If an Event of Default shall have occurred and be continuing, the Administrative Agent may, in its sole discretion, cause all or any part of the Collateral held by it to be transferred into its name or the name of its nominee or nominees.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and as requested by the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and upon the request of the Administrative Agent, shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, upon prior written notice thereof to the Borrower, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable out-of-pocket costs and expenses incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except for claims that are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that, if the Administrative Agent shall determine to exercise its rights to sell any or all of the Pledged Stock pursuant to Section 6.6, the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies following the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable (during the term of this Agreement), non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, upon the occurrence and during the continuation of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, upon the occurrence and during the continuation of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor (except as required hereunder or by the other Loan Documents), to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens (except to the extent expressly provided otherwise under the terms of the Credit Agreement) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein and such failure results in an Event of Default that is continuing, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable documented out of pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per permitted under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand, to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d) To the fullest extent permitted by applicable law, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue, and in accordance with the terms, hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the

Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or their breach of this Agreement.

7.3 Authorization to File Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all assets, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and of counsel to each other Secured Party.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such other Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the state and federal courts of the United States of America for the State of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection, to the extent permitted by law that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) Upon the Discharge of Obligations, the Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by Section 7 of the Credit Agreement, then the Liens on such Collateral created hereunder shall be deemed automatically released, the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable. A Guarantor shall be deemed automatically released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by Section 7 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with Section 7 of the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

BORROWER:

BARRACUDA NETWORKS, INC., a Delaware corporation

By:
Name:
Title:

GUARANTOR:

BARRACUDA NETWORKS, INC., a Georgia corporation

By:
Name:
Title:

Signature Page 1 to Guarantee and Collateral Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK

By:
Name:
Title:

Signature Page 2 to Guarantee and Collateral Agreement

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address

Schedule 1

Guarantee & Collateral Agreement

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Class of Capital Stock	Certificate No.	No. of Shares / Units

Pledged Notes:

Grantor	Date of Note	Maturity Date of Note	Principal Amount of Note	Name of Note Obligor	Are Note Obligations Secured (Y or N)

Securities Accounts:

Grantor	Name of Securities Intermediary	Account No.	Description of Investment Property

Commodity Accounts:

Deposit Accounts:

Grantor	Name of Depository Bank	Address of Depository Bank	Account No.

Schedule 2

Guarantee & Collateral Agreement

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Grantor	Filing Jurisdiction

Copyright, Patent and Trademark Filings

Schedule 3

Guarantee & Collateral Agreement

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books

Schedule 4

Guarantee & Collateral Agreement

SCHEDULE 5

LOCATIONS OF EQUIPMENT AND INVENTORY

Schedule 5

Guarantee & Collateral Agreement

SCHEDULE 6

RIGHTS OF THE GRANTORS RELATING TO PATENTS

Issued Patents of Borrower

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of Borrower

Jurisdiction	Serial No.	Filing Date	Inventor	Title

Issued Patents and Pending Patent Applications Licensed to Borrower

Schedule 6

Guarantee & Collateral Agreement

RIGHTS OF THE GRANTORS RELATING TO TRADEMARKS

Registered Trademarks of Borrower

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of Borrower

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Registered Trademarks and Pending Trademark Applications Licensed to Borrower

Schedule 6

Guarantee & Collateral Agreement

RIGHTS OF THE GRANTORS RELATING TO COPYRIGHTS

Registered Copyrights of Borrower

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of Borrower

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Licensed to Borrower

Schedule 6

Guarantee & Collateral Agreement

SCHEDULE 7

COMMERCIAL TORT CLAIMS

Schedule 7

Guarantee & Collateral Agreement

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [                    ], is executed and delivered by [                    ] (the “Additional Grantor”), in favor of SILICON VALLEY BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of October 3, 2012 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among BARRACUDA NETWORKS, INC., a Delaware corporation (“Borrower”), the Lenders party thereto and the Administrative Agent. All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

WITNESSETH:

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of October 3, 2012, in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);

WHEREAS, the Borrower is required, pursuant to Section 6.11 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Lenders) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in

Annex 1

Guarantee & Collateral Agreement

which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1

Guarantee & Collateral Agreement

Schedule to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Annex 1

Guarantee & Collateral Agreement

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(a)(ii) of the Credit Agreement, dated as of October 3 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. We are the duly elected, qualified and acting [Insert Titles of applicable Responsible Officers] of Borrower.

2. We have reviewed and are familiar with the contents of this Compliance Certificate.

3. We have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and we have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default [, except for [if applicable, describe condition or event constituting a Default or Event of Default].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

5. The following is a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent Compliance Certificate delivered to the Administrative Agent (or in the case of the first Compliance Certificate, since the Closing Date) to the extent not previously disclosed to the Administrative Agent: [describe any such change here, or indicate “None”, as applicable].

6. Attached hereto as Attachment 3 is a list of any material Intellectual Property acquired by any Loan Party (or previously acquired immaterial Intellectual Property that has become material)) since the date of the most recent Compliance Certificate delivered to the Administrative Agent (or in the case of the first Compliance Certificate, since the Closing Date) to the extent not previously disclosed to the Administrative Agent.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, we have executed this Compliance Certificate this      day of             , 20    .

BARRACUDA NETWORKS, INC.

By:

Name:

Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 1

to Compliance Certificate

The information described herein is as of                     ,      and pertains to the period from to                     ,     , to                     ,     .

I.	Minimum Adjusted Quick Ratio (Section 7.1(a))

	A.	Qualified Cash		$

Plus

	B.	Net billed accounts receivable		$

	C.	Sum of Line I.A. and I.B.:		$

	D.	The sum of the following:		$

		1.	Consolidated Current Liabilities:	$

Plus, without duplication,

		2.	All outstanding Revolving Extensions of Credit (including any Revolving Extensions of Credit requested by the Borrower at the time of this calculation of the Adjusted Quick Ratio):	$

Less

		3.	DP Amounts:	$

Less

		4.	the current portion of deferred revenues:	$

		5.	The sum of Lines D.1 plus D.2, minus the sum of Lines D.3 and D.4:	$

	E.	Adjusted Quick Ratio (Line C divided by Line D.5):

Required:	The Borrower shall not permit the Adjusted Quick Ratio as at the last day of each month (i) for which financial statements are required to be delivered pursuant to Section 6.1(c)(i) or (c)(ii) hereof preceding each of the Borrower’s requests for a Revolving Extension of Credit and (ii) for which any Revolving Extension of Credit is outstanding as of the last day of such month, to be less than (A) if tested at any time from the Closing Date through July 31, 2013, 0.50:1.00, (B) if tested at any time from August 31, 2013 through October 31, 2013, 0.65:1.00, (C) if tested at any time from the November 30, 2013 through January 31, 2014, 0.80:1.00, (D) if tested at any time from the February 28, 2014 through April 30, 2014, 0.95:1.00, (E) if tested at any time from the May 31, 2014 through July 31, 2014, 1.05:1.00, and (F) if tested at any time thereafter, 1.10:1.00; provided that, for purposes of calculating the Adjusted Quick Ratio at any time from the Closing Date until delivery of the Borrower’s balance sheet for the month ending October 31, 2012 pursuant to Section 6.1(c)(i) hereof, cash balances constituting Qualified Cash for any month included in such calculation shall be calculated as of the Closing Date, after giving effect to the payment of the Closing Date Dividend.

Required to be tested?	Yes	No
If required to be tested, in compliance?	Yes	No

II.	Maximum Consolidated Adjusted EBITDA (Section 7.1(b))

	A.	Consolidated Net Income	$

Plus

	B.	Consolidated Interest Expense Plus	$

	C.	Provisions for taxes based on income, profits, or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued	$

Plus

	D.	total depreciation expense Plus	$

	E.	total amortization expense Plus	$

	F.	other non-cash items reducing Consolidated Net Income including, without limitation, goodwill impairment charges and accrued vacation expense, stock compensation or other stock related charges (excluding amortization of a prepaid cash item that was paid in a prior period)	$

Plus

	G.	extraordinary, non-recurring or restructuring expenses or charges including severance	$

Plus

	H.	transition, integration, restructuring and similar fees, charges and expenses in connection with or arising out of, the transactions contemplated by this Agreement incurred or to be incurred prior to the end of the Borrower’s second full fiscal quarter after the Closing Date	$

Plus

I.	management fees paid pursuant to the Management Agreement in an amount not to exceed $2,000,000 in any four consecutive fiscal quarter period	$

Plus

J.	transaction or similar fees (provided however, transaction fees may only be added back to Consolidated EBITDA to the extent documented and disclosing the sources used to pay such transaction fees) and expenses permitted to be paid or accrued under the Loan Documents in connection with acquisitions, investments, debt offerings and equity offerings permitted under the Loan Documents	$

Plus

K.	fees and expenses (including, without limitation, audit fees), as well as special bonuses payable to the Borrower’s management personnel, in each case related to, or incurred in connection with, the transactions contemplated by the Loan Documents that are paid by the Borrower and its Subsidiaries (i) prior to or on the Closing Date, as described in more detail on the funds flow statement provided to the Administrative Agent on the Closing Date, and (ii) no later than 90 days after the Closing Date, and reasonably documented (consistent with the Sponsor’s or the Borrower’s internal policies)	$

Plus

L.	any expense deducted in calculating Consolidated Net Income for such period and reimbursed during such period or an earlier period (and not added back to Consolidated EBITDA in any earlier period) by third parties (other than the Borrower and its Subsidiaries)	$

M.	expenses and payments that are covered by indemnification or purchase price adjustment provisions in any agreement entered into by the Borrower or any Subsidiary in connection with the transaction or any proposed or actual Permitted Acquisition that are actually reimbursed during such period	$

Plus

N.	any foreign currency translation losses (or minus any foreign currency translation gains (including gains or losses related to currency re- measurement of Indebtedness))	$

Plus

O.	one-time fees, costs and expenses associated with the search, hiring and replacement (including severance expenses) of senior executives of the Borrower and its Subsidiaries	$

Plus

P.	fees and expenses associated with the Phion Acquisition	$

Plus

Q.	the reasonable and customary fees and expenses of the Borrower and its Subsidiaries incurred in connection with any amendment or modification to, or refinancing of, the Loan Documents	$

Plus

R.	costs and expenses (including, without limitation, any fines or other penalties) in connection with OFAC-related investigations, proceedings and remedial measures in an aggregate amount not to exceed $10,000,000	$

Plus

S.	proceeds actually received in cash from business interruption insurance to the extent not already included in Consolidated Net Income	$

Minus

T.	the sum, without duplication of the amounts for such period of: (i) capitalized software development costs, plus (ii) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (iii) interest income	$

in each case with respect to clauses II(B) through II(S) above to the extent that such items were deducted in arriving at Consolidated Net Income for such period, all of the foregoing as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP; provided, that amounts added back pursuant to clauses II(G), (H), (J) (but excluding amounts paid or incurred with respect to Permitted Acquisitions), (0) (but excluding all amounts paid or incurred with respect to the replacement of the Borrower’s chief executive officer incurred in connection with the transaction), II(P), and (Q) (but excluding amendment fees and all amounts incurred in connection with any refinancing (in whole or in part) of the Revolver in which then then-current Lenders participate) (the “Capped Amounts”) shall not exceed in the aggregate for any period an amount equal to 10.0% of Consolidated Adjusted EBITDA for such period as calculated utilizing a calculation of “Consolidated EBITDA” determined before giving effect to any adjustments pursuant to any of such clauses; provided further that the Capped Amounts must be factually supportable and certified in writing in reasonably detail by the chief financial officer of the Borrower.

Required:	The Borrower shall not permit Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries, as at the last day of each quarter (i) for which financial statements are required to be delivered pursuant to Section 6.1(b) hereof preceding each of the Borrower’s requests for a Revolving Extension of Credit and (ii) during which any Revolving Extension of Credit is outstanding, tested on a trailing four quarter basis, to be less than $25,000,000.

Required to be tested?	Yes	No
If required to be tested, in compliance?	Yes	No

Attachment 3

to Compliance Certificate

[List any material Intellectual Property acquired by any Loan Party (or previously acquired immaterial Intellectual Property that has become material) since the most recent Compliance Certificate delivered to the Administrative Agent (or, in the case of the first Compliance Certificate, since the Closing Date), or indicate “None”, as applicable.]

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

[LOAN PARTY NAME]

October     , 2012

Pursuant to Section 5.1(g) of the Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), the undersigned Secretary of [Insert Name of Loan Party] (the “Certifying Loan Party”) hereby certifies, solely in such capacity and not in any individual capacity, as follows:

1.	The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are, (i) to the extent qualified by materiality, true and correct, and (ii) to the extent not qualified by materiality, true and correct in all material respects, in each case, on and as of the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

2.	I am the duly elected and qualified Secretary of the Certifying Loan Party.

3.	No Default or Event of Default has occurred and is continuing as of the date hereof or immediately after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.

4.	The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied on the part of the Certifying Loan Party as of the Closing Date.

5.	There are no liquidation or dissolution proceedings pending or, to my knowledge, threatened against the Certifying Loan Party, nor has any other event occurred which could materially adversely affect or threaten the continued corporate existence of the Certifying Loan Party.

6.	The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.	Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on , 20 ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

8.	Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

9.	Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof, along with a long-form good-standing certificate for the Certifying Loan Party from the jurisdiction of its organization.

10.	The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

Name:
Title:	Secretary

I, [            ], in my capacity as the [            ] of the Certifying Loan Party, do hereby certify in the name and on behalf of the Certifying Loan Party that [        ] is the duly elected and qualified Secretary of the Certifying Loan Party and that the signature appearing above is [her][his] genuine signature.

Name:
Title:	Secretary

Resolutions

By-Laws

Certificate of Incorporation and Good-Standing Certificate

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent,

and each of the Lenders party

to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(j) of the Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Responsible Officer of the Borrower, in such capacity only and not in his/her individual capacity, does hereby certify as of the date hereof that the Loan Parties, when taken as a whole and after giving effect to the transactions contemplated by the Credit Agreement, on a consolidated basis, are Solvent.

By:

Name:

Title:

as Responsible Officer of:

BARRACUDA NETWORKS, INC., a Delaware corporation

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letter of credit deposits, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:	BARRACUDA NETWORKS, INC.

4. Administrative Agent:	SILICON VALLEY BANK.

5. Credit Agreement:	Credit Agreement, dated as of October 3, 2012, among Borrower, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent.

6. Assigned Interest[s]:

Assignor	Assignee	Facility Assigned[l]	Aggregate Amount of Commitment / Loans for all Lenders[2]	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment / Loans[4]	CUSIP
				$	$
				$	$
				$	$

[7. Trade Date:	][5]

Assignment Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

1.	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Revolving Facility”, etc.)
2.	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
3.	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
4.	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
5.	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[1]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[2]
[NAME OF ASSIGNEE]

By:
Name:
Title:

1.	Add additional signature blocks as needed.
2.	Add additional signature blocks as needed.

Consented to and Accepted:

SILICON VALLEY BANK, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

3.	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(i) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (“Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-811V1Y accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-811V1Y accompanied by an IRS Form W-8BEN from each of such partner’ s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

EXHIBIT G-1

FORM OF REVOLVING LOAN NOTE

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	Santa Clara, California October 3, 2012

FOR VALUE RECEIVED, the undersigned, BARRACUDA NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promise to pay to             (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a)             ($        ,000,000), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of any Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of October 3, 2012, among Borrower, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BARRACUDA NETWORKS, INC., a Delaware corporation

By
Name:
Title:

Schedule A

to Revolving Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS

AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-2

FORM OF SWINGLINE LOAN NOTE

THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	Santa Clara, California October 3, 2012

FOR VALUE RECEIVED, the undersigned, BARRACUDA NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promise to pay to             (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on or before October 3, 2014 the principal amount of (a)             ($        ,000,000), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of September     , 2012, among Borrower, the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BARRACUDA NETWORKS, INC.,
a Delaware corporation

By
Name:
Title:

Schedule A

to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

EXHIBIT H

FORM OF NOTICE OF BORROWING

Date:

TO:	SILICON VALLEY BANK
2400 Hanover Street
Palo Alto, CA 94304
Attention: Corporate Services Department

RE:	Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (the “Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, and hereby gives you notice irrevocably, pursuant to Sections [2.2]9 [2.4]10 of the Credit Agreement, of the borrowing of a Loan.

1.	The requested Borrowing Date, which shall be a Business Day, is .

2.	The aggregate amount of the requested Loan is $ .

3.	The requested Loan shall consist of $ of ABR Loans and $ of Eurodollar Loans.

4.	The duration of the Interest Period for the Eurodollar Loans included in the requested Loan shall be months.

5.	The undersigned hereby certifies, solely on behalf of the Borrower and not in any individual capacity, that the following statements are true on the date hereof, and will be true on the date of the proposed Loan, before and immediately after giving effect thereto:

(a)	each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

9.	To be used for any Notice of Borrowing of Revolving Loans.
10.	To be used for any Notice of Borrowing of Swingline Loans.

(b)	no Default or Event of Default shall have occurred and be continuing as of or on such date or immediately after giving effect to the extensions of credit requested to be made on such date; and

(c)	if this Notice of Borrowing is being delivered pursuant to Section 2.2 of the Credit Agreement, the requested Revolving Loan will not, when added to the aggregate outstanding amount of the Swingline Loans and the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, exceed the Total Revolving Commitments.

BARRACUDA NETWORKS, INC.,
a Delaware corporation

By
Name:
Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%

EXHIBIT I

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:

TO:	SILICON VALLEY BANK
2400 Hanover Street
Palo Alto, CA 94304
Attention:

RE:	Credit Agreement, dated as of October 3, 2012, among BARRACUDA NETWORKS, INC. (the “Borrower”), the Lenders party thereto, and Silicon Valley Bank, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, and hereby gives you notice irrevocably, pursuant to Section [2.8(a)]11 [and] [2.8(b)]12 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.	The date of the [conversion] [continuation] is , 20 .

2.	The aggregate amount of the proposed Loans to be [converted] [continued] is $ .

3.	The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.

4.	The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be months.

5.	The undersigned, solely on behalf of the Borrower and not in any individual capacity, hereby certifies that on the date hereof no Default or Event of Default has occurred and is continuing, nor shall a Default or Event of Default have occurred and be continuing as of or on the date of the proposed [conversion] [continuation] or immediately after giving effect thereto.

1.	To be used for conversions.
2.	To be used for continuations.

BARRACUDA NETWORKS, INC.,
a Delaware corporation

By
Name:
Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%

SCHEDULE 1.1A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

Revolving Commitment

Lender	Revolving Commitment	Revolving Percentage
Silicon Valley Bank	$40,000,000	100%
Total	$40,000,000	100%

L/C Commitment

Lender	L/C Commitments (sublimit)	L/C Percentage
Silicon Valley Bank	$10,000,000	100%
Total	$10,000,000	100%

Swingline Commitment

Lender	Swingline Commitments	Swingline Percentage
Silicon Valley Bank	$1,000,000	100%
Total	$1,000,000	100%

Schedule 4.15

Subsidiaries/Capital Stock

(a)	Capitalization

Issuer	Jurisdiction of Organization	Owner	Percentage Owned
Barracuda Networks, Inc.	Delaware, USA	N/A	N/A

Third Iris Corp	Cayman Islands	Barracuda Networks, Inc.	62.96%

Barracuda Networks AG (Austria)	Austria	Barracuda Networks, Inc.	97.35%

Barracuda Networks AG (Switzerland)	Switzerland	Barracuda Networks AG (Austria)	100%

Barracuda Network GmbH	Germany	Barracuda Networks AG (Switzerland)	100%

Barracuda Netherlands BV	Netherlands	Barracuda Networks AG (Austria)	100%

Phion Middle East FZE	United Arab Emirates	Barracuda Networks AG (Austria)	100%

Barracuda Networks Technology Co, Ltd.	China	Barracuda Networks, Inc.	100%

Netcontinuum Private Limited	India	Barracuda Networks, Inc.	100%

3 Sp Limited	United Kingdom	Barracuda Networks, Inc.	100%

Barracuda Networks, Ltd.	United Kingdom	Barracuda Networks, Inc.	100%

Barracuda Networks, KK.	Japan	Barracuda Networks, Inc.	100%

(b)	Outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments

1.	The Company has an earnout agreement associated with the acquisition of Bitleap LLC in September 2009. This earnout will be completed in December 2012. The earnout stipulates that the participants in the earnout plan can receive 50% of the earnout value in common stock, and 50% of the earnout value in cash each annual calendar period. The Company issued 82,585 shares in CY09 (partial period), 264,410 shares in CY10, and all cash in CY11. The number is shares to be issued is based on the fair value as of December 2012, but the Company currently estimates that approximately $4,000,000 in value of common stock could be issued as part of the CY12 earnout.

Schedule 4.19(a)

Financing Statements and Other Filings

Agreements to be filed with the Secretary of State of the State of Delaware:

UCC-1 Financing Statement

Agreements to be filed with the United States Patent and Trademark Office:

The Patent Security Agreement, dated as of the Closing Date, by and between Barracuda Networks, Inc. and Silicon Valley Bank.

The Trademark Security Agreement, dated as of the Closing Date, by and between Barracuda Networks, Inc. and Silicon Valley Bank.

Agreement to be filed with the United States Copyright Office:

The Copyright Security Agreement, dated as of the Closing Date, by and between Barracuda Networks, Inc. and Silicon Valley Bank.

Schedule 7.2(e)

Existing Indebtedness

Loan Assumption Agreement dated December 20, 2011 by and between Bryan Family Partnership II, Ltd. (“Bryan Family”) and Barracuda Networks, Inc., whereby Barracuda Networks, Inc. assumed all of Bryan Family’s obligations under that certain Real Estate Note dated June 20, 2007 made by Bryan Family for the benefit of Symetra Life Insurance Company, in the amount of $6,750,000, due and payable in full on July 1, 2017, and at an annual interest rate of 6.23%.

Schedule 7.3(f)

Existing Liens

Entity/Subject Name	Jurisdiction	Other Party	File Date	File Type	File/Case/Book/ Page #	Thru Date
BARRACUDA NETWORKS, INC.	DE - SECRETARY OF STATE	U.S. BANCORP	7/18/2007	Original UCC Filing	72715323	9/4/2012

BARRACUDA NETWORKS, INC.	DE - SECRETARY OF STATE	SYMETRA LIFE INSURANCE COMPANY	12/23/2011	Original UCC Filing	14949684	9/4/2012

Schedule 7.7(h)

Existing Investments

1.	Promissory note dated May 12, 2010 made by George Gutierrez for the benefit of Barracuda Networks, Inc. in the amount of 121,500.00, payable on or before May 12, 2015, and at an annual compounded interest rate of eight percent (8%).

2.	Employee Loan Agreement and Promissory note dated June 10, 2011 by and between Barracuda Networks, Inc. and Rick Drum in the amount of $100,000.00, payable on or before June 9, 2016, and at an annual interest rate of six percent (6%) compounding annually.

3.	Employee Loan Agreement and Promissory note dated July 13, 2011 by and between Barracuda Networks, Inc. and Blair Hankins in the amount of $100,000.00, payable on or before July 12, 2016, and at an annual interest rate of six percent (6%) compounding annually.

4.	Employee Loan Agreement and Promissory note dated March 27, 2012 by and between Barracuda Networks, Inc. and Blair Hankins in the amount of $50,000.00, payable on or before July 12, 2016, and at an annual interest rate of six percent (6%) compounding annually.

5.	Employee Loan Agreement and Promissory note dated October 16, 2009 by and between Barracuda Networks, Inc. and Christopher Hobbs in the amount of $100,000.00, payable on or before October 14, 2014, and at an annual interest rate of six percent (6%) compounding annually.

6.	Employee Loan Agreement and Promissory note dated October 16, 2009 by and between Barracuda Networks, Inc. and Christopher Hobbs in the amount of $100,000.00, payable on or before October 14, 2014, at an annual interest rate of six percent (6%), compounding annually.

7.	Employee Loan Agreement and Promissory note dated April 13, 2011 by and between Barracuda Networks, Inc. and Viki Lin in the amount of $26,900.00, payable on or before April 13, 2015, and at an annual interest rate of seven percent (7%) compounding annually.

8.	Secured Loan Agreement dated June 25, 2010 by and between Barracuda Networks, Inc. and Marc Wolfe in the amount of $230,986.00 payable on or before August 29, 2015, and at an annual interest rate of six percent (6%), compounded and payable monthly.

9.	Secured Loan Agreement dated October 3, 2011 by and between Barracuda Networks, Inc. and Marc Wolfe in the amount of $15,000.00, due on October 4, 2016, and at an annual interest rate of six percent (6%) compounded and payable monthly.

10.	Full Recourse Promissory Note dated April 13, 2012 by and between Barracuda Networks, Inc. and David Faugno in the amount of $1,705,666.26, payable on or before April 13, 2016, and at an annual interest rate of seven percent (1.15%) compounding semi-annually.

11.	Redhand Technologies, Inc. Promissory Note dated October 27, 2011 by and between Barracuda Networks, Inc. and Redhand Technologies, Inc. in the amount of $100,000, payable on demand, and at an annual interest rate of seven percent (5%) compounding semi-annually.